                                                                  EXHIBIT 10.14

                           FIFTH AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                          DATED: AS OF FEBRUARY 2, 2000

                                  $100,000,000

                                      AMONG


                           RESTORATION HARDWARE, INC.

                                       AND

                      THE MICHAELS FURNITURE COMPANY, INC.,

                                  AS BORROWERS


                           FLEET CAPITAL CORPORATION,

                                    AS AGENT,


                                       AND

                    THE FINANCIAL INSTITUTIONS PARTY HERETO,

                                   AS LENDERS



              WITH FLEETBOSTON ROBERTSON STEPHENS INC., AS ARRANGER

                                TABLE OF CONTENTS


                                                                                                                            PAGE
                                                                                                                            ----
SECTION 1.     CREDIT FACILITY...............................................................................................1

               1.1           Revolving Credit Loans..........................................................................1

               1.2           Letters Of Credit...............................................................................2

               1.3           Convertible Term Loan...........................................................................2

               1.4           Amendment and Restatement.......................................................................3

SECTION 2.     INTEREST, FEES AND CHARGES....................................................................................3

               2.1           Interest........................................................................................3

               2.2           Computation of Interest and Fees................................................................4

               2.3           LIBOR Option....................................................................................4

               2.4           Closing Fee.....................................................................................6

               2.5           Unused Line Fee.................................................................................6

               2.7           Reimbursement of Expenses.......................................................................6

               2.8           Bank Charges....................................................................................7

SECTION 3.     LOAN ADMINISTRATION...........................................................................................8

               3.1           Manner of Borrowing Loans.......................................................................8

               3.2           Payments.......................................................................................10

               3.3           Application of Payments and Collections........................................................11

               3.4           All Loans to Constitute One Obligation.........................................................11

               3.5           Loan Account...................................................................................12

               3.6           Statements of Account..........................................................................12

               3.7           General Provisions.............................................................................12

               3.8           Pro Rata Treatment.............................................................................12

               3.9           Sharing of Payments, Etc.......................................................................13

SECTION 4.     TERM AND TERMINATION.........................................................................................14

               4.1           Term of Agreement..............................................................................14

               4.2           Termination....................................................................................14

SECTION 5.     SECURITY INTERESTS...........................................................................................15

               5.1           Security Interest in Collateral................................................................15

               5.2           Lien Perfection; Further Assurances............................................................16

SECTION 6.     COLLATERAL ADMINISTRATION....................................................................................16

               6.1           General........................................................................................16

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                            PAGE
                                                                                                                            ----
               6.2           Administration of Accounts.....................................................................17

               6.3           Administration of Inventory....................................................................19

               6.4           Administration of Equipment....................................................................20

               6.5           Payment of Charges.............................................................................20

SECTION 7.     REPRESENTATIONS AND WARRANTIES...............................................................................21

               7.1           General Representations and Warranties.........................................................21

               7.2           Continuous Nature of Representations and Warranties............................................25

               7.3           Survival of Representations and Warranties.....................................................26

SECTION 8.     COVENANTS AND CONTINUING AGREEMENTS..........................................................................26

               8.1           Affirmative Covenants..........................................................................26

               8.2           Negative Covenants.............................................................................28

               8.3           Financial Covenants............................................................................32

SECTION 9.     CONDITIONS PRECEDENT.........................................................................................33

               9.1           Conditions to Initial Advance..................................................................33

               9.2           Conditions to All Loans........................................................................35

SECTION 10.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT............................................................36

               10.1          Events of Default..............................................................................36

               10.2          Acceleration of the Obligations................................................................39

               10.3          Other Remedies.................................................................................39

               10.4          Remedies Cumulative; No Waiver.................................................................40

SECTION 11.    THE AGENT....................................................................................................40

               11.1          Appointment, Powers and Immunities.............................................................40

               11.2          Reliance by Agent..............................................................................41

               11.3          Defaults.......................................................................................41

               11.4          Rights as a Lender.............................................................................41

               11.5          Indemnification................................................................................41

               11.6          Nonreliance on Agent and Other Lenders.........................................................42

               11.7          Failure to Act.................................................................................42

               11.8          Resignation of Agent...........................................................................42

               11.9          Collateral Sub-Agents..........................................................................43

               11.10         Communications by Borrower.....................................................................43

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                            PAGE
                                                                                                                            ----
SECTION 12.    MISCELLANEOUS................................................................................................43

               12.1          Power of Attorney..............................................................................43

               12.2          Indemnity......................................................................................44

               12.3          Amendments, Etc................................................................................44

               12.4          Successors and Assigns.........................................................................44

               12.5          Assignments and Participations.................................................................44

               12.6          Severability...................................................................................46

               12.7          Successors and Assigns.........................................................................46

               12.8          Cumulative Effect; Conflict of Terms...........................................................46

               12.9          Execution in Counterparts......................................................................46

               12.10         Notices........................................................................................46

               12.11         Certain Consents...............................................................................47

               12.12         Credit Inquiries...............................................................................47

               12.13         Time of Essence................................................................................47

               12.14         Entire Agreement...............................................................................48

               12.15         Interpretation.................................................................................48

               12.16         GOVERNING LAW; CONSENT TO FORUM................................................................48

               12.17         WAIVERS BY BORROWERS...........................................................................49

                                LIST OF EXHIBITS


Annex 1                      Addresses for Notices, Payment Accounts and
                             Commitments of Lenders
Appendix A                   General Definitions
Exhibit 1.3                  Form of Convertible Term Note
Exhibit 2.1.4                Letter of Credit Fee Schedule
Exhibit 6.1.1                Business Locations
Exhibit 7.1.1                Jurisdictions in which Borrower and its
                             Subsidiaries are Authorized to do Business
Exhibit 7.1.4                Capital Structure
Exhibit 7.1.5                Corporate Names
Exhibit 7.1.16               Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19               Contracts Restricting Borrower's Right
                             to Incur Debts
Exhibit 7.1.20               Litigation
Exhibit 7.1.22(a)            Capitalized Leases
Exhibit 7.1.22(b)            Operating Leases
Exhibit 7.1.23               Pension Plans
Exhibit 7.1.25               Collective Bargaining Agreements;
                             Labor Controversies
Exhibit 7.1.27               Bank Accounts
Exhibit 8.1.3                Compliance Certificate
Exhibit 8.2.3                Indebtedness
Exhibit 8.2.5                Permitted Liens

             FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



        THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of this 2nd day of February, 2000, by and among RESTORATION HARDWARE, INC. (sometimes herein "Restoration"), a Delaware corporation with its chief executive office and principal place of business at 15 Koch Road, Suite J, Court Madera, California 94925 and THE MICHAELS FURNITURE COMPANY, INC. (sometimes herein "Michael's") (each a "Borrower" and collectively "Borrowers"); each of the financial institutions that is a signatory to this Agreement (together with its successors and permitted assigns, individually, "Lender" and, collectively, "Lenders"); and FLEET CAPITAL CORPORATION, a Rhode Island corporation with an office at 15260 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403, as agent for the Lenders (in such capacity, together with its successors, if any, in such capacity, "Agent"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions, attached hereto. This Agreement amends and restates in full that certain Fourth Amended and Restated Loan and Security Agreement dated April 30, 1998, among Restoration and Michael's, as the borrowers, Bank Boston, NA, as a lender, and Fleet Capital Corporation, as a lender and as agent (as amended through, but not including the date hereof, the "April 1998 Agreement").

SECTION 1. CREDIT FACILITY

        Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make the Total Credit Facility available upon Borrowers' request therefor, as follows:

        1.1 Revolving Credit Loans.


            1.1.1 Loans. Each Lender severally agrees, on the terms and conditions of this Agreement and for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time from and after the Closing Date, as requested by Borrowers in the manner set forth in subsection 3.1.1 hereof, in a maximum principal amount at any time outstanding up to but not exceeding the amount of the Commitment of such Lender as in effect from time to time; provided that in no event shall the aggregate principal amount of all Revolving Credit Loans outstanding (after giving effect to all amounts requested) plus the LC Amount and the aggregate principal amount of outstanding Convertible Term Loans at such date exceed the lesser of (I) the aggregate Commitments of the Lenders at such date and (ii) the Borrowing Base at such date, minus reserves against the Borrowing Base, if any, that may be established by Agent from time to time in accordance with this subsection; and provided further, that Revolving Credit Loans advanced against Eligible Accounts and Eligible Inventory of Michael's shall not exceed $10,000,000 outstanding at any time.

        1.1.2 Reserves. Agent shall have the right to establish reserves in such amounts, and with respect to such matters for each Borrower, as Agent shall deem necessary or appropriate in the exercise of its reasonable commercial judgment, against the amount of Revolving Credit Loans to each Borrower which such Borrower may otherwise request under this subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of such Borrower's business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums chargeable against such Borrower's Loan Account as Revolving Credit Loans as expressly provided for in this Agreement; (v) amounts owing by such Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of such Borrower; (vi) , and (vi) such other matters, events, conditions or contingencies as to which Agent, in the exercise of its reasonable credit judgment, determines reserves should be established from time to time hereunder.

            1.1.3 Use of Proceeds. The proceeds of the Loans shall be used solely for (i) the satisfaction in full on the Closing Date of the Indebtedness of Restoration and Michaels to the lenders under the April 1998 Agreement (as provided in Section 1.3 hereof), (ii) the purposes specified in Section 1.4, and
(iii) Borrowers' general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws.

        1.2 Letters Of Credit. Agent shall, for so long as no Default or Event of Default exists, and if requested by Restoration, cause to be issued letters of credit for the account of Borrowers (collectively with any guaranties thereof given by Agent, "Letters of Credit"); provided that (i) the aggregate undrawn amount of all Letters of Credit (the "LC Amount") at any time shall not exceed $5,000,000 and (ii) in no event shall the LC Amount (after giving effect to all requested Letters of Credit) plus the aggregate outstanding principal amount of all Revolving Credit Loans and Convertible Term Loans exceed the lesser of (a) the aggregate amount of the Commitments then in effect and (b) the Borrowing Base at such date minus reserves against the Borrowing Base, if any, that may be established by the Agent from time to time in accordance with Section 1.1.1 hereof. The Letters of Credit shall constitute a subline of the Commitment. No Letter of Credit may have an expiration date that is after the last day of the Original Term or the then current Renewal Term. Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, as applicable, each drawing thereunder and the obligations of Borrowers under this Agreement in respect thereof in an amount equal to the product of (x) such Lender's Commitment Percentage and (y) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Any amounts paid by Agent or Lenders in connection with such participation in any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and, unless and until converted in accordance with the terms of this Agreement, shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Loans. A reserve shall be charged against the Borrowing Base based on 100% of the LC Amount from time to time. All Letters of Credit will be processed through Agent's Treasury and International Services Group.

        1.3 Convertible Term Loan. Lenders agree, ratably in accordance with their respective Commitments, to make Convertible Term Loans available to Restoration for the purposes, in the amounts, and as provided in this Section
1.3. Restoration may, at its option, once each calendar year, convert a portion of its outstanding Revolving Credit Loans into a term loan ("Convertible Term Loan"); provided that the aggregate outstanding amount of Convertible Term Loans shall not exceed $20,000,000 at any time. Each Convertible Term Loan shall be dated as of the date of such conversion and shall be for a term of thirteen months from the date thereof, interest only, payable as provided in subsection 3.2.2, with all principal and unpaid interest thereon to be paid at maturity or, if earlier, upon termination of this Agreement for any reason. Such conversions from Revolving Credit Loans to Convertible Term Loans shall be in minimum increments of $1,000,000 each, and shall occur upon Restoration's request therefor. Concurrently with any such request, Restoration shall execute and deliver to Agent a Convertible Term Loan Note in the form of Exhibit 1.3 hereto, in favor of each Lender, in the face amount of the Convertible Term Loan owing to such Lender. The aggregate outstanding amount of Convertible Term Loans shall be reserved against borrowing availability for Revolving Credit Loans.

        1.4 Amendment and Restatement. On the Closing Date, all loans outstanding under the April 1998 Agreement shall become Loans to Borrowers under this Agreement, of the same type and amount, and the Loans by each of the Lenders shall be adjusted according to their Commitment Percentage hereunder.

SECTION 2. INTEREST, FEES AND CHARGES

        2.1 Interest.

            2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions of the Revolving Credit Loans and Convertible Term Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Base Rate plus the margin applicable as set forth in the chart below. If either Borrower properly exercises its LIBOR Option, as provided in
Section 2.3, interest shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day during the applicable LIBOR Period at a rate per annum equal to the LIBOR Rate plus the applicable margin set forth in the chart below for the type of Loan indicated:


                                              LIBOR                   LIBOR              Base Rate
                                            Revolving              Convertible           Convertible           Base Rate
               Actual/Projected            Credit Loan              Term Loan             Term Loan            Revolving
Level         EBITDA Percentage              Margin                   Margin                Margin           Credit Margin
-----         -----------------            -----------             -----------           -----------         -------------
   I             > 95% of plan                2.00%                    2.25%                 0.50%                0.50%
  II          > 90% <=95% of plan             2.25%                    2.50%                 0.50%                0.50%
  III            <=90% of plan                2.50%                    2.75%                 0.75%                0.75%

The interest rate shall be set at no less than Level III until Agent's receipt and satisfactory review of Borrowers' July 30, 2000 quarterly Compliance Certificate. At such time, and quarterly thereafter, the interest rate shall adjust as provided above based on the Actual/Projected EBITDA Percentage, in each case as determined by Agent based upon Borrower's fiscal quarter-end financial statements, effective immediately upon such determination by Agent which shall be made promptly following receipt of such financial statements. The projections used for determination of the Level from time to time are attached hereto as Exhibit 2.1.1.

        2.1.2 Adjustment of Interest Rates. The rate of interest on all Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

        2.1.3 Default Rate of Interest. If an Event of Default shall occur and be continuing, the LIBOR Option shall no longer be available to Borrowers and, if in effect, upon the occurrence of such Event of Default, at Agent's option, the LIBOR option shall terminate and Borrowers shall be liable for any breakage costs in connection therewith. Without limiting the foregoing, during the continuance of an Event of Default, the applicable interest rates shall increase by 2.0% per annum ("Default Rate").

        2.1.4 Letters of Credit. Borrower shall (a) pay to Agent, ratably for the account of each Lender a letter of credit fee equal to 1.5% per annum of the average outstanding face amount of the Letters of Credit payable quarterly in arrears, and (b) to Agent for its own account, the fees and charges set forth on
Exhibit 2.1.4 hereto and all out of pocket expenses of Agent such as telex charges, postage, courier service and the like, which fees and charges in each case shall be deemed fully earned upon issuance or amendment (as applicable) of each such Letter of Credit and shall be due and payable on the first Business Day of each calendar month in the case of (a) or the first Business Day of the calendar month following issuance or amendment in the case of (b).

        2.1.5 Maximum Interest. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrowers under this Agreement, any Note or any of the other Loan Documents exceed the maximum rate or amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto or thereto. If such a court determines that the Lenders have received interest hereunder, under any Note or under any other Loan Document in excess of the maximum amount permitted by such law, (i) the Lenders shall apply such excess to any unpaid principal owed by Borrowers to Lenders or, if the amount of such excess exceeds the unpaid balance of such principal, Lenders shall promptly refund such excess interest to Borrowers and
(ii) the provisions hereof shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrowers which are, or hereafter may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all such indebtedness until the indebtedness is paid in full.

        2.2 Computation of Interest and Fees. Interest on Base Rate Loans, unused line fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 365/366 days. Interest on LIBOR Loans shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the day of receipt by Agent of such items in Agent's account set forth in subsection 3.6.1 or in such other account to which Agent directs payment.

        2.3 LIBOR Option.

           (i) Upon the conditions that (1) Agent shall have received a LIBOR Request from a Borrower at least 3 Business Days prior to the first day of the LIBOR Period requested, (2) there shall have occurred no change since the date of this Agreement in any applicable law, and no new law shall have been enacted, which would make it unlawful for a Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (3) as of the date of the LIBOR Request and the first day of the requested LIBOR Period, there shall exist no Default or Event of Default, (4) Lenders are able to determine the LIBOR Rate in respect of the requested LIBOR Period and Lenders are able to obtain deposits of U.S. dollars in the London interbank market in the applicable amounts and for the requested LIBOR Period, and (5) as of the first day of the requested LIBOR Period, there are no more than six (6) outstanding LIBOR Portions including the LIBOR Portion being requested, then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

           (ii) Each LIBOR Request shall be irrevocable and binding on Borrowers. Borrowers shall indemnify Lenders for any loss, penalty or expense incurred by Lenders due to failure on the part of Borrowers to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of any LIBOR Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lenders to fund or maintain the requested LIBOR Portion.

           (iii) If any Legal Requirement shall (1) make it unlawful for a Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion or otherwise give effect to its obligations as contemplated under this Section 2.3, or (2) shall impose on a Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extension of credit or other assets of Lenders which includes any LIBOR Portion, or (3) shall impose on a Lender any restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then, in each such case, Agent may, by notice thereof to Borrowers, terminate the LIBOR Option with respect to the portion of the relevant Loan funded by such Lender. Any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for the Base Rate Portion pursuant to subsection 2.1.1. Borrowers shall indemnify Lenders against any loss, penalty or expense incurred by Lenders due to liquidation or redeployment of deposits or other funds acquired by Lenders to fund or maintain any LIBOR Portion that is terminated hereunder.

           (iv) Lenders shall receive payments of amounts of principal of and interest on the Loans with respect to the LIBOR Portions free and clear of, and without deduction for, any Taxes. If (1) Lenders shall be subject to any Tax in respect of any LIBOR Portion or any part thereof or, (2) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by Lenders to reflect all additional costs incurred by Lenders in connection with the payment by Lenders or the withholding by Borrowers of such Tax, and Borrowers shall provide Lenders with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Lenders of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by Lenders is subsequently recovered by Lenders, Lenders shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Agent setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

           (v) Prior to the date of the initial Borrowing in the case of the Agent and each Lender listed on the signature pages hereof, and on the date of any assignment pursuant to which it became a Lender in the case of each other Lender, organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrowers with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender's or the Agent's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender or the Agent hereunder or other documents satisfactory to the Agent indicating that all payments to be made to such Lender or the Agent, as the case may be, hereunder are subject to such taxes at a rate reduced by an applicable tax treaty. Notwithstanding paragraph (iv) above, unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate or such lower rate as provided in an applicable tax treaty (if such Lender or the Agent, if applicable, has provided the required forms entitling it to such reduced withholding rate) in the case of payments to or for any Lender or an Agent organized under the laws of a jurisdiction outside the United States and shall not be required to make reimbursements as provided for in paragraph (iv).

        2.4 Closing Fee. Borrowers shall pay to Agent the closing fee, as and when provided in the Fee Letter.

        2.5 Unused Line Fee. Borrowers shall pay to Agent, for the pro rata benefit of the Lenders, a quarterly fee equal to 0.375% per annum of the amount by which the Commitment exceeds the sum of the average outstanding principal balance of Revolving Credit Loans, LC Amount and Convertible Term Loans during such quarter. Such unused line fee shall be payable quarterly in arrears on the first day of each calendar quarter hereafter.

        2.6 Agency Fee. Borrowers shall pay to Agent the agency fee, as and when provided in the Fee Letter.

        2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent (or, to the extent provided for in Subsection (vi) below, any Lender) incurs legal or accounting expenses or any other out-of-pocket costs or expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, including all search, recording, filing, title search, title policy fees and the like, any amendment of or modification of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby;
(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents;
(iv) any attempt to enforce any rights of Agent, any Lender, or any Participating Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral, including but not limited to any expenses and costs incurred by Agent in connection with the audits (charged at $500 per person per day plus expenses) and appraisals (charged at $750 per person per day plus expenses) of Borrowers' books, records and the Collateral, wherever located; or (vi) any Default or Event of Default and any enforcement or collection proceedings (including any bankruptcy, reorganization, workout or other similar proceeding) resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of Borrowers under the Loan Documents (and including the costs and expenses of any Lender in connection therewith); then all such reasonable legal and other actual out-of-pocket costs and expenses (collectively, "Lenders' Costs") shall, to the extent incurred, be charged to Borrowers; provided, however, that Borrowers shall not be charged in excess of $20,000 in the aggregate (exclusive of out-of-pocket costs) for audits and appraisals during any calendar year in which no Event of Default has occurred or existed. All amounts chargeable to Borrowers under this Section 2.7 shall be charged to the Loan Account of the Borrower who incurred such charge to the extent identifiable, and if not identifiable, at Agent's option, charged to each Borrower's Loan Account in proportion to each Borrower's then outstanding balance, in each case as Revolving Credit Loans, or otherwise be payable on demand to Agent (for the account of the Person to whom such amount is payable), shall be Obligations secured by all of the Collateral and shall bear interest from the date charged to the Loan Account (or from the date following the date demand is made, if not so charged) until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time (unless and until converted in accordance with the terms of this Agreement). Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in
Section 6 hereof.

        2.8 Bank Charges. Each Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to such Borrower or any other Person on behalf of such Borrower, by Agent, of proceeds of loans made by Lenders to such Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent of any check or item of payment received or delivered to Agent on account of the Obligations. Notwithstanding the foregoing however, Borrowers shall not be responsible for fees, costs or expenses incurred by Agent or Lenders in transferring funds between or among Agent and Lenders.

        2.9 Capital Requirements. If after the date hereof any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of its commitment to make Loans and to issue or participate in the issuance of Letters of Credit hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender in good faith to be material, such Lender shall notify the Borrowers thereof as promptly as is reasonably practical. The Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement in the amount and setting forth a calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        2.10 Procedure for Claims.

             (a) The Borrowers shall not be required to compensate any Lender pursuant to Section 2.3 or 2.9 hereof for any amounts arising in respect of increased costs, funding indemnity, or other indemnity relating to changes in regulatory conditions for any Lender to the extent that such amounts were incurred more than 180 days prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor, provided that if the event or change in regulatory condition giving rise to such amounts is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

             (b) Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to make a claim for compensation in respect of increased costs, or other regulatory indemnities relating to changes of regulatory conditions for any Lender, it shall use reasonable efforts to make, fund or maintain its affected Loans through another lending office if as a result thereof the increased costs would be avoided or materially reduced or any illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loans through such other lending office would not in any material respect be disadvantageous to such Lender or contrary to such Lender's normal banking practices.

             (c) Upon the receipt by any Borrower from any Lender (an "Affected Lender") of a request of compensation in respect of increased costs, or other regulatory indemnities relating to changes of regulatory conditions for any Lender, the Borrowers may (i) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment; or (ii) request that Agent designate an Eligible Assignee reasonably satisfactory to the Borrower to acquire and assume all or part of such Affected Lender's Loans and Commitment (a "Replacement Lender"). Any such designation of a Replacement Lender under clause (ii) shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld). In connection with any such assumption (A) the Replacement Lender shall pay to the Affected Lender in immediately available funds on the date of the assignment the principal amount of the Loans made by the Affected Lender hereunder which are being acquired by the Replacement Lender, and (B) the Borrowers shall pay to the Affected Lender in immediately available funds on the date of the assignment the interest accrued to the date of the assignment on the Loans which are being acquired by the Replacement Lender and all other amounts then accrued for the Affected Lender's account or owed to it hereunder with respect to such Loans (including any such increased costs or regulatory indemnities.) .

SECTION 3. LOAN ADMINISTRATION

        3.1 Manner of Borrowing Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

            3.1.1 Loan Requests.

                  (i) A request for Revolving Credit Loans shall be made, or shall be deemed to be made, in the following manner: (a) a Borrower may give Agent notice of its intention to borrow, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date (which shall be a Business Day), no later than 10:00 a.m. Pacific time on the Business Day immediately preceding the proposed borrowing date (subject to such additional requirements as are set forth in Section 2.3 for the LIBOR Option), provided, however, that Agent may, or, if so directed in writing by Required Lenders, shall (subject to Agent's right to make Discretionary Extensions as provided in subsection 3.1.4 hereof) refuse such request at a time when there exists a Default or an Event of Default; and (b) the failure of any Borrower to pay when due any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request by such Borrower for a Base Rate Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation and the advance of such Revolving Credit Loan shall discharge such Obligation.

                  (ii) As an accommodation to Borrowers, Agent may, but shall not be obligated to, permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers. Unless a Borrower or Required Lenders specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from such Borrower, Agent shall have no liability to such Borrower or Lenders for any loss or damage suffered by such Borrower or Lenders as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by such Borrower, and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it.

            3.1.2 Funding by Lenders. Agent shall from time to time, but no less frequently than weekly, notify each Lender of the date such Lender is to fund its Loans and the amount to be made available by it. At the discretion of Agent, the amount to be made available by a Lender on any date may be netted against any amount owing to such Lender and otherwise payable by Agent on account of payments received by it from Borrowers on such date. The amount to be made available by each Lender on any date shall be made available by it on such date to Agent, at account number 937-001-4304, ABA #011900445 (or such other account as Agent shall have designated in writing to Lenders) maintained by Agent with Bank at its office located at 777 Main Street, Hartford, Connecticut 06115-2000, in immediately available funds, not later than 1:00 p.m. Pacific time on any day in the case of fundings of which Lenders have received notice not later than 10:30 a.m. Pacific time on such day (or, if notice is received after such time, not later than 10:00 a.m. Pacific time on the next succeeding Business Day). Except as otherwise specifically set forth herein, the obligation of each Lender to fund its Loans on the date specified by Agent (even if made available by Agent to a Borrower prior to requiring the funding by such

Lender) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or Event of Default, whether the same shall occur before or after Agent shall have made the Loans available to Borrowers, (iii) the financial condition or prospects of Borrowers, (iv) the failure of any other Lender to make its Loans available to Agent, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, any Lender may notify Agent during the continuation of an Event of Default that such Lender will not fund future Loans and, after receipt of such notice by Agent and until such notice is revoked or such Event of Default is cured or waived as provided herein, such Lender shall not be obligated to fund any Loans.

            3.1.3 Disbursement by Agent. Borrowers and each Lender hereby irrevocably authorize Agent to disburse the proceeds of Revolving Credit Loans requested, or deemed to be requested, pursuant to this Agreement as follows: (i) the proceeds of Revolving Credit Loans requested under subsection 3.1.1(i)(a), shall (subject, if applicable, to receipt by Agent of funds from Lenders) be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from a Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be specified by each Borrower to Agent from time to time; and (ii) the proceeds of Revolving Credit Loans deemed requested under subsection 3.1.1(i)(b) shall (subject, if applicable, to receipt by Agent of funds from Lenders) be disbursed by Agent by way of direct payment of the relevant interest or other Obligation or, if applicable, retained by Lenders and applied as set forth in Section 3.3.

            3.1.4 Funding of Overadvances. Agent may make Loans or issue Letters of Credit on behalf of Lenders as requested by Borrowers pursuant to subsection
3.1.1 or Sections 1.2 or 1.3 hereof in excess of the Borrowing Base (but in no event in excess of the aggregate Commitments when such Revolving Credit Loans are aggregated with all Convertible Term Loans and the LC Amount) (as applicable, a "Discretionary Extension"). Any such Discretionary Extensions shall be due on demand of Agent, and the making of any such Discretionary Extensions at any time shall not be deemed to constitute a waiver of any condition applicable to any future borrowing nor a waiver of any Default or Event of Default, and Agent and Lenders reserve all of their rights with respect thereto. The outstanding amount of Discretionary Extensions shall not exceed $5,000,000 at any time without the consent of all Lenders.

            3.1.5 Authorization. Borrowers hereby irrevocably authorize Lenders, in the sole discretion of Agent (should Borrowers not discharge such obligation), to advance to Borrowers, and to charge to the applicable Borrower's Loan Account hereunder as a Base Rate Revolving Credit Loan, a sum sufficient to pay all interest accrued on such Borrower's Obligations during any calendar month and to pay all costs, fees and expenses at any time owed by such Borrower to Lenders or Agent hereunder. Amounts advanced pursuant to this subsection
3.1.5 shall be deemed to have been requested by Borrowers pursuant to subsection 3.1.1(i)(b), and the provisions of subsections 3.1.2 and 3.1.3 shall be applicable to each such advance.

            3.1.6 Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender prior to the date on which such Lender is to make payment to Agent of the proceeds of a Loan to be made by such Lender under this Agreement (the "Required Payment"), which notice shall be effective upon receipt, that such Lender does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount of such payment available to a Borrower on such date. If for any reason such Lender has not in fact made the Required Payment to Agent, Agent shall be entitled to recover such amount on demand from such Lender, together with interest on such amount in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount, at a rate per annum equal to Agent's cost of funds as determined by Agent and notified to such Lender.

            3.1.7 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. The amounts payable by Borrowers at any time under this Agreement and the other Loan Documents to each Lender shall be separate and independent debts and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the other Loan Documents (except that Agent shall be exclusively charged with the enforcement of the Collateral on behalf of Lenders), and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

        3.2 Payments. Except where evidenced by notes or other instruments issued or made by a Borrower to Agent or any Lender specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

            3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the account of Lenders immediately upon the earliest of (i) the receipt by Agent or Borrowers of any proceeds in excess of $250,000 for any single transaction or event concerning any of the Collateral (other than sales in the ordinary course of each Borrower's business and collection by Restoration of TI Accounts), to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time (other than with respect to any Discretionary Extension made and repaid in accordance with Section 3.1.4 hereof), Borrowers shall repay the Overadvance on demand. Principal on account of the Convertible Term Loan shall be payable in the manner set forth in Section 1.3.

            3.2.2 Interest. Interest accrued on the Loans (other than Letter of Credit fees as provided in Section 2.1.4 above) shall be due on the earliest of
(i) as to Base Rate Loans, the first calendar day of each calendar month (for the immediately preceding calendar month), computed through the last calendar day of the preceding calendar month, (ii) as to LIBOR Loans, the end of the applicable LIBOR Period (and, as to LIBOR Portions in excess of three months, the first calendar day of each calendar quarter), (iii) the occurrence of an Event of Default in consequence of which Lenders elect to accelerate the maturity and payment of the Obligations or (iv) termination of this Agreement pursuant to Section 4 hereof.

            3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers as and when provided in
Section 2 hereof.


            3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent as and when provided in this Agreement and the other Loan Documents, or on demand of Agent if no date for payment is specified

            Application of Payments and Collections. All items of payment received by Agent shall be deemed to be payments under this Agreement and applied for purposes of computing interest (subject to Section 2.2 hereof) on the day such payment is received. Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent or any Lender from or on behalf of Borrowers, and Borrowers do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or Lenders (or their respective agents) against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If the amount in the Loan Account of a Borrower at any time exceeds the outstanding Obligations of that Borrower, Agent will promptly transfer such surplus funds to such Borrower's bank account, as identified to Agent in accordance with this Agreement.

        3.3 All Loans to Constitute One Obligation. The Loans shall constitute one general joint and several Obligation of Borrowers, and shall be secured by the Lien of Agent and Lenders upon all of the Collateral.

        3.4 Loan Account. Agent shall enter all Loans (other than Letter of Credit fees as provided in Section 2.1.4 above) by a Borrower as debits to such Borrower's Loan Account and shall also record in the Loan Account all payments made by such Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent and Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to such Borrower.

        3.5 Statements of Account. Agent will account to Borrowers and each Lender monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and any such account rendered by Agent shall be deemed final, binding and conclusive upon each Borrower in the absence of manifest error unless Agent is notified by a Borrower in writing to the contrary within 30 days of the date such accounting is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

        3.6 General Provisions.

            3.6.1 Except to the extent otherwise provided in this Agreement or any other Loan Document, all payments of any Obligations shall be made in U.S. dollars, in immediately available funds, without deduction, set-off or counterclaim, to Agent at account number 937-001-4304, ABA #011900445 (or such other account as Agent shall have designated in writing to Borrower) maintained by Agent with Bank at its office located at 777 Main Street, Hartford, Connecticut 06115-2000 (or such other account as Agent shall have designated in writing to Borrower), not later than 10:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day).

            3.6.2 Each payment received by Agent under this Agreement of any Obligation for the account of any Lender shall (subject to subsection 3.1.2 hereof) be paid by Agent promptly to such Lender, in immediately available funds, to the account of such Lender specified in Annex 1 hereto (or to such other account specified by such Lender in a written notice to Agent).

            3.6.3 If the due date of any payment of any Obligation would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

        3.7 Pro Rata Treatment. Except to the extent otherwise provided in this
Agreement: (a) the making and conversion of Revolving Credit Loans and Convertible Term Loans shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Credit Loans and Convertible Term Loans) or their respective Revolving Credit Loans and Convertible Term Loans (in the case of conversions of Revolving Credit Loans and Convertible Term Loans); and (b) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day (or, if such day is not a Business Day, the next succeeding Business Day) shall be entitled to priority over payments in respect of Obligations not then due and shall be allocated among Lenders entitled to such payments pro rata in accordance with the respective amounts due and payable to such Lenders on such day (or Business Day) and shall be distributed accordingly. Nothing in this Section 3.7 shall be deemed to prevent, except in the case of shortfall, the differential indemnity and other amounts owing to or for the account of a particular Lender or Lenders pursuant to any provisions of any Loan Document which, by its terms, requires differential payments.

        3.8 Sharing of Payments, Etc.

            3.8.1 Borrowers agree that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim any Lender may otherwise have, each Lender shall be entitled during the continuation of an Event of Default, at its option but only with the prior consent of Agent, to offset balances held by it for the account of any Borrower at any of its offices, in U.S. dollars or in any other currency, against any Obligations of such Borrower to such Lender that are not paid when due (regardless of whether such balances are then due to Borrower). Any Lender so entitled shall promptly notify such Borrower and Agent of any offset effected by it, provided that such Lender's failure to give such notice shall not affect the validity of such offset.

            3.8.2 If any Lender shall obtain from a Borrower payment of any Obligation through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater amount of the Obligations than the amount allocable to such Lender under Section 3.7 hereof, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) such Obligations owing to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations owing to each Lender. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

            3.8.3 Borrowers agree that any Lender so purchasing such a participation (or direct interest) may during the continuation of an Event of Default exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            3.8.4 Nothing contained in this Section 3.8 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 3.8 to share in the benefits of any recovery on such secured claim.

SECTION 4. TERM AND TERMINATION

        4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans and other credit accommodations to Borrowers in accordance with the provisions of this Agreement upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect until June 30, 2003 (the "Original Term") and shall automatically terminate without notice by any party at the end of the Original Term, unless earlier terminated as provided in
Section 4.2 hereof. This Agreement may be renewed or extended only by mutual agreement of all of the parties hereto (each, a "Renewal Term").

        4.2 Termination.

            4.2.1 Termination by Required Lenders. Agent (upon direction of Required Lenders) may terminate the Commitments without notice upon or after the occurrence and during the continuance of an Event of Default.

            4.2.2 Termination by Borrowers. Upon at least 90 days prior written notice to Agent, Borrowers may, at their option, collectively and not individually, terminate this

Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations (including any applicable termination charges) then due in immediately available funds (and made provision for identified contingent Obligations, including without limitation, outstanding Letters of Credit, in form and substance acceptable to Agent). Any notice of termination given by Borrowers shall be irrevocable unless Agent otherwise agrees in writing, and Lenders shall have no obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or commitment for any type of Loan available hereunder may be terminated singly or by any Borrower acting on its own behalf.

            4.2.3 Termination Charges. At the effective date of termination of this Agreement by Agent after an Event of Default or by Borrowers for any reason, Borrowers shall pay to Agent for the account of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (i) 0.5% of the Total Credit Facility, if such termination occurs prior to end of the first anniversary of the date of this Agreement and (ii) 0.25% of the Total Credit Facility if such termination occurs thereafter but prior to end of the Original Term or the then applicable Renewal Term. If termination occurs on the last day of the Original Term or any Renewal Term, or if the Obligations are refinanced in whole from loans provided by Agent or its affiliates or a syndicate lead by Agent or its affiliates, no termination charge shall be payable.


            4.2.4 Effect of Termination. The Commitments shall terminate and all of the Obligations shall be immediately due and payable upon the maturity date (including any termination date stated in any notice of termination of this Agreement). All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent and Lenders shall retain its and their Liens in the Collateral and all of its and their rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations then due (and made provision for identified contingent Obligations, including without limitation, outstanding Letters of Credit, in form and substance acceptable to Agent) to Agent and Lenders, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations then due (and the provision for contingent Obligations as provided above), neither Agent nor Lenders shall be required to terminate its or their security interests in the Collateral unless, with respect to any loss or damage such Person may incur as a result of dishonored checks or other items of payment received by Agent or Lenders from Borrowers or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage. Subject to the foregoing, upon payment in full of the Obligations then due (and provision for identified contingent Obligations, including without limitation, outstanding Letters of Credit, in form and substance acceptable to Agent) and termination of the Commitments and this Agreement, Agent shall promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral, to or on the order of Borrowers, and Agent shall execute and deliver to Borrowers upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by Borrowers to effect the termination and release of the Liens granted by this Agreement on the Collateral, all at the cost and expense of Borrowers.

SECTION 5. SECURITY INTERESTS

        5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations, each Borrower hereby grants to Agent, for the benefit of Agent and Lenders, a continuing Lien upon all of such Borrower's now owned and hereafter acquired tangible and intangible personal property, including all of the following Property and interests in Property of each Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                  (i) Accounts;

                  (ii) Inventory;

                  (iii) Equipment;

                  (iv) General Intangibles and payment intangibles;

                  (v) Deposit accounts;

                  (vi) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Lender or a bailee or Affiliate of Agent or any Lender;

                  (vii) All investment property (as defined in the Code), including, but not limited to, securities and security entitlements, including but not limited to the capital stock of Borrower's subsidiaries;

                  (viii) All patents, trademarks, service marks, trade names, copyrights and licenses;

                  (ix) All capital stock of any Subsidiary of a Borrower;

                  (x) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (x) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                  (xi) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records, copies of which may be retained by Borrower if originals are required to be delivered to Agent in order to perfect any security interest granted hereunder) of Borrowers pertaining to any of (i) through (xi) above.

Notwithstanding the foregoing provisions of this Section 5.1, the grant of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include, any Accounts or General Intangibles of any Borrower relating to leases or licenses to the extent that (i) such Accounts or General Intangibles are not assignable or capable of being encumbered under the terms of any such lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the lessor thereof or other applicable party thereto and
(ii) such consent has not been obtained; provided, however, that upon obtaining the consent of any such lessor or other applicable party such Accounts or General Intangibles as well as any and all proceeds thereof that might theretofore have been excluded from such grant shall thenceforth be included within the security interest granted by this Section 5.1 and the term "Collateral." Provided further that notwithstanding the foregoing provisions of this Section 5.1, the grant of the security interest in any shares of capital stock or other ownership interests (or rights to acquire shares or other ownership interests) of any foreign Subsidiary is limited to 60% of the Borrower's shares or ownership interests (or rights to acquire shares or ownership interests) in such Subsidiary.

        5.2 Lien Perfection; Further Assurances. Each Borrower shall execute such UCC-1 financing statements and such other instruments, assignments or documents as may be reasonably requested by Agent and as are reasonably necessary to perfect the Lien of Agent and Lenders upon any of the Collateral and shall take such other action as may be reasonably necessary to perfect or to continue the perfection of the Lien of Agent and Lenders upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement on such Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrowers shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed reasonably necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents.

SECTION 6. COLLATERAL ADMINISTRATION

        6.1 General.

            6.1.1 Location of Collateral. All Collateral (except for deposit accounts and investment property), other than Inventory outside the United States or in transit and motor vehicles, will at all times be kept by each Borrower and its Subsidiaries, if any, at one or more of the respective business locations set forth in Exhibit 6.1.1 hereto or other business location acquired after the date hereof and for which notice has been given to Agent as provided herein and shall not, without the prior written approval of Agent, be moved therefrom (other than movements among the business locations of and for each Borrower) except, prior to an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2 and 8.2.9 hereof; and (iii) movement of Equipment and Inventory, with an aggregate value not exceeding $1,000,000, from one location of a Borrower to another location of such Borrower that has been reported to Agent, and within a jurisdiction in which Agent has taken all necessary action in order to protect and perfect its security interest therein.

            6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrowers' business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of such policies to Agent with satisfactory lender's loss payable endorsements, naming Agent, for the benefit of Agent and Lenders, as sole loss payee, assignee or additional insured, as appropriate; provided that the lessors of Restoration's leased locations may be named as additional loss payees, assignees or additional insureds with respect to Restoration's tenant improvements at such locations. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a BFU-438 or similar endorsement specifying that the interest of Agent and Lenders shall not be impaired or invalidated by any act or neglect of a Borrower or the owner of the Property or by the use or occupancy of the premises for purposes more hazardous than are permitted by said policy. If either Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge such Borrower therefor. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

            6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by the respective Borrower. If such Borrower fails promptly to pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge such Borrower therefor. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or such Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

        6.2 Administration of Accounts.

            6.2.1 Records, Schedules and Assignments of Accounts. Restoration shall keep accurate and complete records of its TI Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a report with respect thereto for the preceding period, in form reasonably satisfactory to Agent. Michaels shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a sales and collections report for the preceding period, in form reasonably satisfactory to Agent. Upon Agent's request, Michaels shall deliver to Agent, in form reasonably acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's further request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $50,000 included in the Borrowing Base become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Agent, and Michaels is then reporting to Agent, Michaels shall notify Agent of such occurrence within one week following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, Michaels shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

            6.2.2 Discounts, Allowances, Disputes. If Michaels grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Michaels shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $5,000 are in dispute between Michaels and any Account Debtor, Michaels shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence and during the continuation of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with Account Debtors, including obligors on the TI Accounts, and to compromise the amount or extend the time for payment thereof upon such terms and conditions as Agent may deem reasonably advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable attorneys' fees, to the respective Borrower.

            6.2.3 Taxes. If during the occurrence and continuance of an Event of Default, an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower, unless such Borrower is contesting such tax in good faith and appropriate reserves have been established therefor and to charge such Borrower therefor, provided, however, that neither Agent nor any Lender shall be liable for any taxes to any governmental taxing authority that may be due by such Borrower and, provided further, that any reserve established by Agent on account of any such tax shall be released upon payment of such tax.

            6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, Agent's officers, employees and agents shall have the right, at any time or times, in the name of Agent and Lenders, any designee of Agent or Lenders, or Borrowers, to verify the validity and amount of any Accounts (with respect to Restoration, only TI Accounts) by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

            6.2.5 Maintenance of Dominion Account; Cash Management. Each Borrower shall maintain a Dominion Account reasonably acceptable to Agent with such bank or banks as may be selected by such Borrower and be acceptable to Agent which Dominion Account shall be in place not later than 60 days from the Closing Date; provided, however, that the Agent shall send the notification described below to the account holding bank if Agent so elects in its reasonable credit judgment, only during the continuance of an Event of Default; provided, that, if such Event of Default shall be cured Agent shall be entitled, in the exercise of its reasonable credit judgment, to maintain such account for up to 60 days following such cure. Agent shall at all times have a perfected security interest in such Dominion Accounts. Each of the Borrowers shall issue to any such bank or banks holding a Dominion Account or concentration account an irrevocable letter of instruction directing such bank or banks, upon notice from Agent that an Event of Default has occurred and is then continuing (or during such 60 day cure period), to deposit all payments or other remittances to its Dominion Account for application on account of the Obligations. Subject to subsection 6.2.6, at all times prior to the use of the Dominion Account of Borrowers, Borrowers shall have control over their cash, but the Borrowers agree that at all times they shall ensure that all cash of the Borrowers and their Subsidiaries shall be maintained at an account or accounts subject to the foregoing letter of instruction and that all Accounts and Inventory proceeds shall be deposited in such accounts directly or promptly following receipt by the Borrowers or any of their Subsidiaries. Upon delivery of a notice of Event of Default by the Agent and for so long as such notice is in effect, all funds deposited in the Borrowers' Dominion Accounts shall immediately become the property of Agent, for the account of Lenders, and Borrowers shall obtain the agreement by such bank or banks in favor of Agent, for the benefit of Agent and Lenders, to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for any such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank or banks thereunder. No waiver or forbearance with respect to any Event of Default shall act as a cure thereof for purposes of this subsection 6.2.5. The Agent (or another financial institution acceptable to Agent in its sole discretion) shall at all times be the concentration bank for Borrower's cash management. All collections (including credit card collections) and proceeds from asset sales will be deposited either directly into a concentration account or into an account at an institution for which the Agent has in place an agreement acceptable to it in its sole discretion.

            6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held by Borrowers as Agent's agent for purposes of perfection of its security interest by possession and Borrower shall immediately deposit same in kind in its bank accounts which shall be swept at least weekly into a Dominion Account or concentration account, as the case may be, maintained as provided in Section 6.2.5.

        6.3 Administration of Inventory.

            6.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory. Each Borrower shall furnish to Agent (who shall furnish to Lenders) Inventory reports in form and detail reasonably satisfactory to Agent at such times as Agent may reasonably request, but at least once each month, not later than the [thirtieth] calendar day after the end of the previous month. Each Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent (who shall furnish to Lenders) a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent or any Lender shall reasonably request.

            6.3.2 Returns of Inventory. If on any occasion hereafter Restoration returns Inventory to any vendor valued in excess of $100,000 in the aggregate per occurrence,

Restoration shall within two weeks notify Agent of the same, specifying the reason for such return. If on any occasion hereafter any Account Debtor returns Inventory to Michaels in excess of $25,000 the shipment of which generated an Account, Michaels shall notify Agent, in accordance with Section 6.3.1 above, of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

        6.4 Administration of Equipment.

            6.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate records itemizing and describing the kind, type, quantity and value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on request by Agent. Promptly following request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

            6.4.2 Dispositions of Equipment. Borrowers will not sell, lease or otherwise dispose of or transfer any Equipment or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any fiscal year of a Borrower, has a fair market value or book value, whichever is less, of $200,000 (in the case of Restoration) or $100,000 (in the case of Michaels) or less, provided that all proceeds thereof are remitted to Agent for application to the Revolving Credit Loans and Convertible Term Loans in such order as Agent shall determine, (ii) dispositions of Equipment in connection with sale-lease back transactions, or (iii) replacements of Equipment that is substantially worn, damaged or obsolete, provided that the replacement Equipment shall be acquired prior to or substantially concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.

        6.5 Payment of Charges. All amounts chargeable to a Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to the Base Rate Portion of Revolving Credit Loans from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

        7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and Lenders that:

            7.1.1 Organization and Qualification. Each Borrower and its Subsidiaries, if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower and its Subsidiaries are duly qualified and are authorized to do business and in good standing, respectively, as a foreign corporation (i) as of the Closing Date, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and (ii) at all times in all other states and jurisdictions where the character of its respective Properties or the nature of its respective activities make such qualification necessary and in which the failure of such Borrower or any of its Subsidiaries, if any, to be so qualified could have a Material Adverse Effect.

            7.1.2 Corporate Power and Authority. Each Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of either Borrower or its Subsidiaries; (ii) contravene either Borrower's or its Subsidiaries' charter, articles or certificate of incorporation or by-laws;
(iii) violate, or cause either Borrower or its Subsidiaries to be in default under, any provision of any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or its Subsidiaries; (iv) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease or instrument to which either Borrower or its Subsidiaries is a party or by which it or its Properties may be bound or affected (except (x) to the extent that restrictions upon the payment of the Cash Earn-Out (as defined in the Stock Purchase Agreement) under this Agreement may be more restrictive than those in the Stock Purchase Agreement and (y) for the breach of any such agreements which will be cured by payment in full on the Closing Date); or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by either Borrower or its Subsidiaries.

            7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower enforceable against it in accordance with its respective terms.

            7.1.4 Capital Structure. Exhibit 7.1.4 hereto states as at the date of this Agreement (i) the correct name of each Subsidiary of Borrowers, if any, its jurisdiction of incorporation and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Subsidiary of Borrowers and (iv) the number of authorized, issued and treasury shares of each Subsidiary. Each Borrower has good title to all of the shares it purports to own of the stock of its Subsidiaries free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit 7.1.4, as of the date of this Agreement, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of a Subsidiary.

            7.1.5 Corporate Names. Neither Borrower nor any Subsidiary of such Borrower has been known as or used any corporate, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither Borrower nor any Subsidiary of such Borrower, has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

            7.1.6 Business Locations; Agent for Process. Each of Borrowers' and its Subsidiaries' chief executive office and other places of business as at the date of this Agreement are as listed on Exhibit 6.1.1 hereto. During the preceding one-year period, neither Borrowers nor any of their Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit 6.1.1. Except as shown on Exhibit 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

            7.1.7 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its respective real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrowers have paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrowers' Properties that is not a Permitted Lien. The Liens granted to Agent and Lenders under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

            7.1.8 Intentionally Omitted.

            7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted.

            7.1.10 Financial Statements; Fiscal Year. The balance sheets of Borrowers as of their respective audited 1998 fiscal year end financial statements, and the related statements of income, changes in stockholder's equity, and changes in financial position for the period ended on such date, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrowers at such date and the results of Borrowers' operations for such period. Except as previously disclosed to Agent in writing, from December 31, 1999 to the date hereof, there has been no material adverse change in the condition, financial or otherwise, of Borrowers as shown on their respective balance sheet as of such date and no material adverse change in the aggregate value of Equipment and real Property owned by Borrowers, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its domestic Subsidiaries ends on the Saturday nearest the last day of January of each year.

            7.1.11 Full Disclosure. Neither this Agreement nor any other written statement of Borrowers to Agent or Lenders in connection with this Agreement or the Loan Documents as at the date of such statement, contains any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrowers have failed to disclose to Agent and Lenders in writing which as at the date of such statement materially affects adversely or, so far as Borrowers can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of a Borrower or its Subsidiaries or the ability of a Borrower or its Subsidiaries to perform this Agreement or the other Loan Documents. Provided that the Agent and Lenders recognizes that forecasts and projections provided by or on behalf of Borrowers are not to be viewed as facts and that actual results during the period or periods covered by such forecasts or projections may differ from those forecast or projected.

            7.1.12 Solvent Financial Condition. Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made hereunder, at all times will be, Solvent.

            7.1.13 Surety Obligations. Except as permitted by Section 8.2.3 neither Borrower nor any of its Subsidiaries is, as of the Closing Date, obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

            7.1.14 Taxes. Restoration's federal tax identification number is 68-0140361. The federal tax identification number of Michaels is 94-2696491. Borrowers and each of its Subsidiaries have filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrowers maintain reasonable reserves on its books therefor. The provision for taxes on the books of Borrowers and its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year.

            7.1.15 Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable or agreed to by Borrowers in connection with the transactions contemplated by this Agreement.

            7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights in effect for each Borrower as of the Closing Date are listed on Exhibit 7.1.16 hereto. Borrowers have registered with the United States Copyright Office all material tradenames owned or possessed by it. No default has occurred and is continuing under any license material to the conduct of Borrowers' business.

            7.1.17 Governmental Consents. Each Borrower and its Subsidiaries have, and are in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to be so qualified would not have a Material Adverse Effect.

            7.1.18 Compliance with Laws. Each Borrower and its Subsidiaries have duly complied with, and their Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to a Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such failure or non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. Each Borrower and its Subsidiaries have established and maintain an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. To the best of each Borrower's knowledge, no Inventory has been produced or sold in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended.

            7.1.19 Restrictions. Neither Borrower nor any Subsidiary of a Borrower is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower nor any Subsidiary of a Borrower is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by each Borrower or its Subsidiaries as applicable.

            7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of a Borrower, threatened, against or affecting a Borrower or any Subsidiary of a Borrower or the business, operations, Properties, prospects, profits or condition of a Borrower or any Subsidiary of a Borrower which if adversely determined could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

            7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or a Borrower's performance hereunder, constitute a Default or an Event of Default (except as disclosed in clause (iv)(y) of Section 7.1.2 hereof). As of the Closing Date, neither a Borrower nor any Subsidiary of a Borrower is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

            7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all capitalized leases of each Borrower and its Subsidiaries as of the Closing Date, and Exhibit 7.1.22(b) hereto is a complete listing of all operating leases of each Borrower and its Subsidiaries, if any, as of the Closing Date. Each Borrower and its Subsidiaries is in compliance in all material respects with all of the terms of each of its respective capitalized and operating leases.

            7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, no Borrower nor its Subsidiaries has at the Closing Date any Plan. Each Borrower and its Subsidiaries is in full compliance with any applicable requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of a Borrower and its Subsidiaries, if any, exists in connection with any Plan. Neither Borrower nor its Subsidiaries has any withdrawal liability in connection with a Multi-employer Plan.

            7.1.24 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between a Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of a Borrower and its Subsidiaries taken as a whole or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely a Borrower or its Subsidiaries or prevent a Borrower or its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

            7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, no Borrower nor its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of a Borrower's or its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

            7.1.26 April 1998 Agreement. No Event of Default exists under and as defined in the April 1998 Agreement.

            7.1.27 Deposit Accounts. Exhibit 7.1.27 lists all banks and other financial institutions where the Borrowers maintain deposits and/or other accounts, including any disbursement accounts, and Exhibit 7.1.27 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the account's purpose, and the account number. Exhibit 7.1.27 shall be revised on a quarterly basis (or more frequently as Agent may reasonably request) to reflect any changes therein.

            7.1.28 Trade Payables. As of the Closing Date the Borrowers are paying their trade payables within substantially the same amount of time as during the previous twelve months period.

        7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate and complete in all material respects and not materially misleading at all times during the term of this Agreement (except to the extent that such representations and warranties expressly relate to a specific date) and except for (i) such changes as are the result of facts or events which would not constitute a material adverse change in the business, property, financial condition or results of operations of a Borrower and its Subsidiaries, taken as a whole, or (ii) changes in the nature of a Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as (x) such exhibit is updated no less often than quarterly to reflect changes in a Borrower's business, provided, however, a Borrower shall give prompt notice of any event under subsections 7.1.20 or 7.1.21, or (y) Agent has consented in writing to such changes, or (z) such changes are expressly permitted by this Agreement, or (iii) the representations and warranties set forth in the second sentence of Section 7.1.6 which shall be deemed to be made only as of the date of the making of any Loan and the date of delivery of financial statements pursuant to Section 8.1.3.

        7.3 Survival of Representations and Warranties. All representations and warranties of a Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance hereof and thereof by Agent and Lenders and the parties hereto and thereto and the closing of the transactions described herein or therein or related hereto or thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

        8.1 Affirmative Covenants. During the term of this Agreement and thereafter, for so long as there are any outstanding Obligations, Borrowers' covenant that, unless otherwise consented to by Agent in writing, they shall:

            8.1.1 Visits and Inspections. Permit representatives of Agent and each Lender, from time to time, as often as may be reasonably requested, but only during normal business hours (unless an Event of Default exists), to visit and inspect the Properties of a Borrower and its Subsidiaries inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, a Borrower's and its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations.

            8.1.2 Notices. Comply with the information update covenant set forth in Section 7.2 hereof and promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents materially inaccurate or misleading, except as otherwise excepted in Section 7.2.

            8.1.3 Financial Statements. Keep, and cause each Subsidiary of a Borrower to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and each Lender and is consistent with GAAP):

                  (i) not later than 90 days after the close of each fiscal year of a Borrower, unqualified audited financial statements of such Borrower and its Subsidiaries as of the end of such fiscal year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

                  (ii) not later than 30 days after the end of each fiscal month hereafter, including the last month of Borrowers' fiscal year, (a) unaudited interim financial statements of Borrowers and its Subsidiaries as of the end of such month and of the portion of Borrower's fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of each Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated and consolidating financial position and results of operations of Borrowers and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, and (b) income statements for such month, on a store-by-store basis. The interim financial statements of Borrowers shall detail, among other things, Borrowers' sales tax payables, gift certificate liabilities, merchandise credits and customer deposits for reservations, special orders and the like;

                  (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrowers have made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrowers file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                  (iv) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

                  (v) such other data and information (financial and otherwise) as Agent or any Lender (through the Agent), from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers' and each of its Subsidiaries' financial condition or results of operations.

Concurrently with the delivery of the financial statements described in clause
(i) of this subsection 8.1.3, Borrowers shall forward to Agent and each Lender a copy of the accountants' letter to Borrowers' management (if any) that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this subsection 8.1.3, or more frequently if requested by Agent, Borrowers shall cause to be prepared and furnished to Agent and each Lender a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the principal financial officer of each Borrower.

            8.1.4 Landlord and Storage Agreements. Provide Agent, upon request, with copies of all material agreements between a Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept, including copies of all leases and landlord waivers currently in effect. Borrower's shall use their best commercial efforts to obtain landlord waivers in form and substance reasonably satisfactory to Agent with respect to Restoration and Michaels' leased locations and its best efforts to obtain such waivers for its distribution centers.

            8.1.5 Projections. No later than 30 days prior to the end of each fiscal year of Borrowers, deliver to Agent and each Lender Projections of Borrowers for the forthcoming two years, year by year, and for the forthcoming fiscal year, month by month. Lenders and Agent recognize that, once either of the Borrowers becomes a public company within the meaning of the Securities Act of 1933 (if ever), any projections provided to Agent and Lenders could be insider information and agree that in such cases they shall keep such information confidential in accordance with their usual business practices. Borrowers' most recently prepared Projections shall be provided to Agent and Lenders prior to the Closing Date.

            8.1.6 Environmental Law Compliance. At all times comply and cause its Subsidiaries, if any, to comply, in all material respects, with all Environmental Laws; and promptly provide Agent with a copy of any notice received by a Borrower or any Subsidiary from any governmental agency stating that such Borrower or such Subsidiary has violated any Environmental Law or is subject to a cleanup order or decree.

            8.1.7 Warehouse Agreements. No later than 30 days after the Closing Date, Agent shall have received warehouse waivers, in form and substance reasonably satisfactory to Agent and its counsel, with respect to a Borrower's public warehouses, together with copies of the warehouse agreements relating thereto.

            8.1.8 Borrowing Base Certificate. Not later than 15 days after the end of any month in which either (i) aggregate outstanding borrowings (including the undrawn amount of Letters of Credit) at any time exceeded $30,000,000 or
(ii) Availability was at any time less than $15,000,000, Borrower shall deliver to Agent a borrowing base certificate detailing the Eligible Accounts and Eligible Inventory and the calculation of the Borrowing Base. Not later than 15 days after the end of every month (other than months covered by the preceding sentence), Borrower shall certify to Agent in writing that that the outstanding Loans and Letters of Credit are within the limitations of the Borrowing Base. In addition, a borrowing base certificate shall be delivered by Borrower to Agent on the first day of the week for the preceding week during any period in which Availability declines below $10,000,000. Notwithstanding the foregoing, for the initial six months after the Closing Date, Borrower shall deliver a borrowing base certificate to Agent on a monthly basis and during any period in which Availability falls below $10,000,000, such certificate shall be provided on a weekly basis. All borrowing base certificates shall be in form and substance reasonably acceptable to Agent.

            8.1.9 Year 2000 Compliance. Borrowers' computer applications shall at all times be "year 2000 compliant" (able to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999). Borrowers shall also take all necessary steps to assure that the material accounting, software, systems and applications of their accounting firm, service bureau or any other material third party vendor or supplier, will on a timely basis be year 2000 compliant

            8.1.10 Minimum Availability. Borrower shall at all times maintain a minimum Availability of $5,000,000 during the Term hereof or any Renewal Term.

        8.2 Negative Covenants. During the term of this Agreement and thereafter, for so long as there are any Loans, any interest, fees or other charges with respect thereto or any other Obligations for the payment of money outstanding, each Borrower covenants that (as applicable), unless all Lenders have first consented thereto in writing, it will not:

            8.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary of Borrower, if any, to merge or consolidate, with any Person; nor acquire, nor permit any Subsidiary of Borrower, if any, to acquire, all or any substantial part of the Properties of any Person; provided, that, so long as no Event of Default exists or would result therefrom, any Subsidiary of Borrower may merge or consolidate with Borrower (as long as Borrower is the surviving entity) or any Subsidiary of Borrower.

            8.2.2 Loans. Make, except as permitted pursuant to the definition of a Restricted Investment or pursuant to Section 8.2.3, or permit, any Subsidiary of such Borrower, if any, to make, any loans or other advances of money (other than for reasonable salary, travel advances, advances against commissions and other similar reasonable advances in the ordinary course of such Borrower's business) to any Person.

            8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower, if any, to create, incur or suffer to exist, any Indebtedness, except:

                  (i) the Obligations;

                  (ii) Indebtedness, to the extent permitted by Section 8.2.2, of any Subsidiary of Borrower, if any, to Borrower (except to the extent eliminated in consolidation) or to another Subsidiary of Borrower;

                  (iii) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which on average are not aged more than 90 days from billing date or more than 30 days from the due date, in each case incurred in the ordinary course of Borrower's business and paid within such time period, unless the same are being contested in good faith; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants; provided, however, that not more than 20% in dollar value of all accounts payable and current operating expenses (other than for Money Borrowed) of the Borrowers and their Subsidiaries may be aged more than 90 days from billing date or more than 30 days from due date;

                  (iv) Obligations to pay rent permitted by subsection 8.2.13;

                  (v) Permitted Purchase Money Indebtedness;

                  (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                  (vii) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP, adequate reserves have been set aside on the books of Borrower;

                  (viii) the Indebtedness described on Exhibit 8.2.3

                  (ix) Indebtedness not included in paragraphs (i) through
(viii) above which does not exceed at any time, in the aggregate, the sum of $2,000,000 with respect to Restoration and $500,000 with respect to Michaels;

                  (x) contingent liabilities with respect to Cash Earn-Out payments.;

                  (xi) Indebtedness paid in full on the Closing Date, provided that any related liens or security interests are also terminated (or arrangements acceptable to Agent for such termination are made) on the Closing Date; and

                  (xii) deposits, pledges and bonds to secure the payment of worker's compensation, unemployment insurance and other social security benefits or obligations.

            8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower, if any, to enter into or be a party to, any transaction with any Affiliate or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business (other than as necessary in connection with an initial public offering of Borrower's stock or the provision of professional services in connection therewith) and upon fair and reasonable terms which are disclosed to Agent and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary. Notwithstanding anything to the contrary herein, Restoration may make the Cash Earn-Out payments under and as defined in the Stock Purchase Agreement, as and when the same are due; provided, in each case that no Event of Default then exists or would result as a consequence of such payment.

            8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower, if any, to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                  (i) Liens at any time granted in favor of Agent and Lenders to secure the Obligations;

                  (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereof, but only if in Agent's reasonable judgment such Lien does not materially adversely affect Agent's or any Lender's rights or the priority of Agent's or any Lender's Lien in the Collateral;

                  (iii) Liens arising in the ordinary course of Borrower's or any Subsidiary's business by operation of law or regulation but only if payment in respect of any such Lien is not at the time required or is being contested in good faith (but only if in Agent's reasonable judgment such Lien does not materially adversely affect Agent's or any Lender's rights or the priority of Agent's or any Lender's Lien in the Collateral) and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business;

                  (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness and Capitalized Lease Obligations permitted pursuant to subsection 8.2.3;

                  (v) Liens against a Subsidiary of Borrower, if any, securing Indebtedness of such Subsidiary to Borrower or another such Subsidiary;

                  (vi) Liens consisting of deposits or pledges or bonds to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations.

                  (vii) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property;

                  (viii) statutory landlord's Liens under leases to which the Borrowers or any of their Subsidiaries is a party;

                  (ix) rights of lessees and sublessees under leases or subleases granted to third Person not interfering with the ordinary course of business of the Borrowers or any of their Subsidiaries;

                  (x) such other Liens as appear on Exhibit 8.2.5 hereto;

                  (xi) such other Liens as Agent may hereafter approve in writing.

            8.2.6 Subordinated Debt. Make, or permit any Subsidiary of Borrower, if any, to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the Subordination Agreement related thereto.

            8.2.7 Distributions. Declare or make any Distributions except by a Subsidiary to Restoration.

            8.2.8 Capital Expenditures. Make aggregate Capital Expenditures gross of landlord allowances (including, without limitation, by way of capitalized leases) which, in the aggregate, exceed the amounts set forth below during the corresponding fiscal year:


                           Fiscal Year                               Amount
               ----------------------------------                 -----------
               fiscal year ended January 31, 2000                 $52,000,000
               fiscal year ended January 31, 2001                 $35,000,000
               fiscal year ended January 31, 2002                 $45,000,000
               fiscal year ended January 31, 2003                 $57,000,000

            8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower, if any, to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrower's or its Subsidiary's business unless otherwise directed by Agent after the occurrence and during the continuance of any Event of Default, (ii) transfers of Property to Borrower by a Subsidiary of Borrower, if any, (iii) transfers by Restoration to Michaels in any fiscal year of Property with an aggregate book value not in excess of $125,000, or (iv) other sales, leases or dispositions expressly permitted by this Agreement.

            8.2.10 Stock of Subsidiaries. Permit any Subsidiary of Borrower, if any, to issue any additional shares of its capital stock except director's qualifying shares or to make investments permitted by the definition of Restricted Investment.

            8.2.11 Restricted Investment. Make or have, or permit any Subsidiary of Borrower, if any, to make or have, any Restricted Investment or, in any event, create, form or acquire, or permit any Subsidiary to create, form or acquire any new Subsidiary.

            8.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower, if any.

            8.2.13 Permitted Repurchases. Restoration may from time to time repurchase a portion of its convertible Securities and its common stock so long as (a) no Event of Default has occurred and is continuing or will occur due to such repurchase, (b) any such repurchase is consummated in accordance with applicable law, and (c) Restoration can demonstrate to Agent's reasonable satisfaction that Restoration will on a pro forma basis have not less than $40,000,000 of excess Availability continuously for the next consecutive twelve months after giving effect to any such proposed repurchase.

      8.3 Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any outstanding Obligations, each Borrower as appropriate covenants that, unless otherwise consented to by all Lenders in writing, Restoration, on a consolidated basis shall:

            8.3.1 EBITDA. Achieve EBITDA, measured on a rolling four fiscal quarter basis, of not less than the following respective amounts as of the end of the following respective fiscal quarters:


                        Fiscal Quarter ending                              Amount
                        ---------------------                           -----------
                January 31, 2000                                        $ 6,000,000
                April 30, 2000                                          $ 4,500,000
                July 31, 2000                                           $ 4,700,000
                October 31, 2000                                        $ 3,700,000
                January 31, 2001                                        $14,000,000
                April 30, 2001                                          $18,500,000
                July 31, 2001                                           $19,600,000
                October 31, 2001                                        $25,800,000
                January 31, 2002                                        $34,700,000
                April 30, 2002                                          $38,100,000
                July 31, 1002                                           $39,500,000
                October 31, 2002                                        $41,700,000
                January 31, 2003 and thereafter                         $51,700,000


            8.3.2 Debt to EBITDA. Have a ratio of consolidated Funded Debt, including Capitalized Lease Obligations (determined in accordance with GAAP) to EBITDA of not more than the amount shown below as of the end of the corresponding fiscal quarter, to be measured on a rolling four fiscal quarter basis.

                       Fiscal Quarter ending              Amount
                       ---------------------              ------
                   January 31, 2000                        5.30
                   April 30, 2000                          7.90
                   July 31, 2000                          11.80
                   October 31, 2000                       17.10
                   January 31, 2001                        2.80
                   April 30, 2001                          3.30
                   July 31, 2001                           3.10
                   October 31, 2001                        2.90
                   January 31, 2002                        2.00
                   April 30, 2002                          2.00
                   July 31, 2002                           2.00
                   October 31, 2002                        2.00
                   January 31, 2003 and thereafter         2.00

For future periods during the term of this Agreement, Agent and all Lenders may establish financial covenants in their reasonable credit judgment (based upon similar criteria to those used by Agent for the existing covenants) under subsections 8.2.8, 8.3.1 and 8.3.2.

SECTION 9. CONDITIONS PRECEDENT

        9.1 Conditions to Initial Advance. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other provisions of this Agreement, this Agreement shall not become effective unless and until each of the following conditions has been satisfied (and until such time, the April 1998 Agreement shall remain in full force and effect in accordance with, and subject to, its terms):

            9.1.1 Documentation. Agent and Lenders shall have received, in form and substance satisfactory to Agent, Lenders and their respective counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel may request in connection therewith from time to time, all in form and substance reasonably satisfactory to Agent and its counsel.

            9.1.2 No Default. No Default or Event of Default shall exist hereunder or under the April 1998 Agreement.

            9.1.3 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body (i) to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

            9.1.4 Dominion Account. One or more Dominion Accounts and all lockbox arrangements shall have been established pursuant to agreement(s) in form and substance reasonably satisfactory to Agent; provided that such arrangements shall be as described in subsection 6.2.5.

            9.1.5 Adverse Change. No material adverse change shall have occurred in Borrowers' financial condition since the date of Borrowers' most recent audited financial statements delivered pursuant to the 1998 Agreement.

            9.1.6 Consents. All consents necessary to permit the secured financing transaction contemplated by this Agreement to be consummated pursuant to the terms and conditions hereof shall have been obtained.

            9.1.7 Solvency. Borrowers shall be Solvent, and all of Borrowers' assets supporting the Loans contemplated to be made hereby shall be sufficient in value to provide Borrowers with adequate working capital and to enable Borrowers to operate their respective businesses profitably.

            9.1.8 Access Rights/Financial Information. Through the Closing Date, Agent, Lenders or their respective representatives shall have been given access at all reasonable times to inspect and evaluate the Collateral and the books and records of Borrowers, and Borrowers shall have provided Lenders with all financial and other information which Agent may have reasonably requested.

            9.1.9 Landlord Waivers. To the extent not already received by Agent, Agent shall have received landlord waivers, in form and substance satisfactory to Agent and its counsel, with respect to Restoration's distribution centers and Michaels leased locations as Agent shall have reasonably requested, together with copies of the leases relating thereto.

            9.1.10 Opinions of Counsel. Agent shall have received such opinions of counsel for Borrowers as Agent or its counsel may reasonably require.

            9.1.11 Insurance. Agent shall have received insurance certificates, lender's loss payable endorsements and copies of all insurance policies confirming insurance by Borrowers in amounts, coverage, form and by insurers reasonably satisfactory to Agent.

            9.1.12 Lien Priority. Agent shall have received file stamped UCC financing statements and UCC amendments with respect to its security interest in the Collateral, subject only to Permitted Liens.

            9.1.13 Fees. Agent and Lenders shall have received all fees payable to them by Borrower as of the Closing Date.

            9.1.14 Audit. Agent shall have conducted an updated audit of Borrowers' facilities and shall be satisfied with the results thereof.

            9.1.15 Guaranties. Each Borrower shall have executed and delivered to Lender an Amended and Restated Secured Continuing Corporate Guaranty ("Guaranty") with respect to the obligations of the other Borrower to Agent, each such Guaranty to be unconditional and in form and substance satisfactory to Agent in its sole discretion.

            9.1.16 Material Commitment. Borrowers shall not have entered into any material commitment, material transaction, or transaction for borrowings since the date of

Borrowers' financial statements for the quarter ended October 30, 1999, which is not in the ordinary course of its business, except the transactions contemplated by this Agreement.

            9.1.17 Accounting. Borrowers shall not have made any material change in its accounting method or principles since the date of its most recent audited financial statements.

            9.1.18 ERISA. Prior to the Closing Date, to the extent not already delivered to Agent, Borrowers shall have delivered to Agent true and correct copies of any pension or other employee benefit plan(s) covering its employees.

            9.1.19 Year 2000. Borrowers shall have taken all action necessary to assure that at all times Borrowers' computer-based systems are able to effectively process data, including dates after December 31, 1999, and shall have certified the same to Agent pursuant to Agent's Year 2000 compliance certificate.

            9.1.20 Labor Contracts. To the extent not already received by Agent, Agent shall have received copies of all labor contracts, excluding employment contracts, if any, to which either Borrower is a party; and all labor contracts, if any, necessary to the continuation of business operations of Borrowers shall be in effect on the Closing Date.

            9.1.21 Adequate Working Capit.al. On the Closing Date, all of Borrowers' assets supporting the Loans shall be sufficient in value, as determined by Agent, to provide Borrowers with adequate working capital and to enable Borrowers to operate their business profitably.

            9.1.22 Financial Statements and Projections. Agent shall have received and approved Borrowers' (i) January 30, 1999 audited financial statements, (ii) January 1, 2000 unaudited financial statements (iii) October 30, 1999 Form 10Q, and (iv) Projections (detailed by month) through the end of fiscal year 2001.

            9.1.23 Corporate Status. Agent shall have received a Certificate of Corporate Status with respect to each Borrower dated not more than 21 calendar days prior to the Closing Date, from the office of the Secretary of State of each Borrower's jurisdiction of incorporation, which indicates that such Borrower is in good standing in such jurisdiction. Agent shall have also received a like Certificate from the office of the Secretary of State of each state in which the character of such Borrower's assets or the nature of its activities makes such qualification necessary, which indicates that such Borrower is in good standing as a foreign corporation except where failure to be so qualified would not have a Material Adverse Effect.

            9.1.24 Officer's Certificate. Agent shall have received an Officers' Certificate of Borrowers, duly executed, on Agent's standard form.

            9.1.25 Due Diligence. Agent shall have completed and be satisfied with the results of its standard due diligence.

            9.1.26 Fee Letter. Agent shall have received the Fee Letter from Borrowers.

            9.1.27 Capital Markets. There shall not have occurred any disruption or material adverse change in the financial or capital markets in general that would, in the reasonable opinion of the Agent, have a Material Adverse Effect on the market for loan syndications or in the markets for equity securities, or adversely affecting the syndication of the credit facility contemplated hereby.

            9.1.28 Adverse Events. No material adverse changes in governmental regulations or policies affecting the Borrowers, the Agent or any Lender involved in this transaction shall have been announced after January 1, 2000 and prior to the Closing Date that would have a Material Adverse Effect on the ability of the Borrowers to perform their obligations under the Loan Documents.

            9.1.29 Borrowing Base Certificate. Agent shall have received a borrowing base certificate as of the date hereof in form and substance reasonably acceptable to Agent, detailing the Eligible Accounts and Eligible Inventory and the calculation of the Borrowing Base.

        9.2 Conditions to All Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and Lenders under the other sections of this Agreement, Lenders shall not be required to make any Loan or issue any Letter of Credit under this Agreement unless and until each of the following conditions precedent has been and continues to be satisfied:

            9.2.1 Representations and Warranties. The representations and warranties made by Borrowers herein or in any of the Loan Documents, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the Closing Date and, with respect to the making of each Loan after the Closing Date, as of the borrowing date for such Loan (before and after giving effect to such Loan), as if made on and as of such date (subject to Borrowers' right to update representations and warranties as provided in Section 7.2), unless stated to relate to a specific earlier date.

            9.2.2 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and, with respect to the making of each Loan after the Closing Date, on the borrowing date for such Loan or after giving effect to the Loan to be made on such date.

            9.2.3 Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other Person or any other legal or administrative proceeding shall be pending or threatened (i) which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith and (ii) which in the reasonable judgment of Agent (A) involves a significant risk of a preliminary or permanent injunction or other order by a state or federal court which would prevent, or require the rescission of, the transactions contemplated by this Agreement, or
(B) in the case of any action or proceeding which seeks monetary damages, involves a significant risk of resulting in substantial financial liability to Borrowers, Agent or Lenders.

            9.2.4 Solvency. Borrowers shall be Solvent, and all of Borrowers' assets supporting the Loans shall be sufficient in value, as reasonably determined by Agent, to provide Borrowers with adequate working capital.

The borrowing by a Borrower of each Loan made after the Closing Date shall be deemed to constitute a representation and warranty by it to the effect of each subsection of this Section 9.2.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

        10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

             10.1.1 Payment of Loans. Any Borrower shall fail to pay any of the principal of, or interest or premium, if any, on the Loans on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

             10.1.2 Payment of Other Obligations. Any Borrower shall fail to pay any of the other Obligations on or within five (5) Business Days after the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

             10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower or any Subsidiary of any Borrower, if any, in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished, when reaffirmed or modified pursuant to Section 7.2 hereof, or when reaffirmed pursuant to subsection 9.2.1.

             10.1.4 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 6.1.1, 6.2.5, 6.3.1, 8.1.1, 8.1.3, 8.2 or 8.3 hereof on the date that such
Borrower is required to perform, keep or observe such covenant; provided that the breach of the financial covenant in subsection 8.3.1 may be cured by a Borrower if within 30 days of such breach such Borrower receives additional equity capital in an amount and manner satisfactory to all Lenders.

             10.1.5 Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1 hereof) and the breach of such other covenant is not cured to the satisfaction of Agent within 15 days after the sooner to occur of such Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of such Borrower.

             10.1.6 Default Under Security Documents/Other Agreements. Any default or event of default (however defined) shall occur under, or a Borrower or any other Person (other than Agent or Lenders) shall default in the performance or observance of any material term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements.

             10.1.7 Other Defaults. There shall occur any default or event of default (however defined) on the part of a Borrower or any of its Subsidiaries under any agreement, document or instrument to which such Borrower or Subsidiary is a party or by which such Borrower or Subsidiary or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations and trade payables) with a principal amount outstanding, individually or in the aggregate, in excess of $950,000 if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

             10.1.8 Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral in excess of $1,000,000 with respect to Restoration and $200,000 with respect to Michaels, that is not fully covered (subject to such deductibles as Agent shall have permitted) by insurance shall occur.

             10.1.9 Insolvency and Related Proceedings. A Borrower or any of its Subsidiaries, if any, shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against a Borrower or any of its Subsidiaries, if any, under the Bankruptcy Code (if against a Borrower or such Subsidiary the continuation of such proceeding for more than 45 days), or a Borrower or any of its Subsidiaries, if any, shall make any offer of settlement, extension or composition to its unsecured creditors generally.

             10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of a Borrower or a Subsidiary of a Borrower, if any, for a period which has a Material Adverse Effect or could reasonable be expected to have a Material Adverse Effect on the long terms prospects of the Borrower and its Subsidiaries taken as a whole; or a Borrower or a Subsidiary of a Borrower, if any, shall suffer the loss or revocation of any license or permit now held or hereafter acquired by a Borrower or such Subsidiary which is necessary to the continued or lawful operation of their businesses, taken as a whole; or a Borrower or a Subsidiary of a Borrower, if any, shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of their businesses, taken as a whole; or any material lease or agreement pursuant to which a Borrower or a Subsidiary of a Borrower, if any, leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

             10.1.11 Change of Ownership or Management. Restoration shall cease to own and control, beneficially and of record, 100% of the issued and outstanding voting stock of Michaels or such lesser amount as shall occur by reason of voting stock of Michaels transferred to Michael Vermillion pursuant to the earnout terms in that certain Stock Purchase Agreement between Restoration and Michael Vermillion.

             10.1.12 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United

States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if a Borrower or any Subsidiary of a Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or such Subsidiary's complete or partial withdrawal from such Plan.

             10.1.13 Challenge to Agreement. A Borrower, any Subsidiary of Borrower or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the Security Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent and Lenders.

             10.1.14 Criminal Forfeiture. A Borrower, a Subsidiary of a Borrower or any of their respective senior managers shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of the Property of the Borrowers and a Subsidiary of a Borrower, if any.

             10.1.15 Judgments. Any money judgment against a Borrower, a Subsidiary of a Borrower or any of their respective Property in excess of $750,000 in the case of Restoration and $250,000 in the case of Michaels (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability, in writing and without qualification, in respect of such judgment) is rendered and remains undischarged or unvacated for a period in excess of 30 days, or a stay of execution thereof shall not have been procured within such 30-day period.

        10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent or all Lenders to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time during the continuance of an Event of Default, all or any portion of the Obligations shall, at the option of all Lenders and without presentment, demand, protest or further notice by Agent or any Lender, become at once due and payable upon demand and Borrowers shall forthwith pay to Agent and Lenders, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or Lenders.

        10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Agent and Lenders shall have and may exercise from time to time the following rights and remedies:

             10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent and Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

             10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent and Lenders at a place designated by Agent, and
(ii) enter any premises where any of the

Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower, such Borrower agrees not to charge Agent or any Lender for storage thereof).

            10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent in its sole discretion, may deem advisable. Borrowers agree that 5 days written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on a Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent and Lenders may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied first to the costs, expenses and reasonable attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

            10.3.4 Agent, for the benefit of Agent and Lenders, is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrowers' rights under all licenses and all franchise agreements shall inure to Agent's and Lenders' benefit.

        10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or any Lender or contained in any other agreement between Agent or Lenders and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by a Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by

Agent, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to such Borrower.

SECTION 11. THE AGENT

        11.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent under this Agreement and the other Loan Documents with such powers as are specifically delegated to Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental to such powers. Agent (which term as used in this sentence and in Section 11.5 hereof and the first sentence of Section 11.6 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document referred to or provided for in any Loan Document or for any failure by a Borrower or any other Person to perform any of its obligations under any Loan Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and
(d) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for in any Loan Document or in connection with any Loan Document, except for its own gross negligence or willful misconduct. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation shall have been filed with Agent. Each Lender further consents to (x) the execution, delivery and performance by Agent of each Loan Document entered into by Agent on behalf of Lenders as contemplated by this Agreement and (y) the terms of such Loan Documents.

        11.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by any Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with instructions given by Required Lenders or, if provided in this Agreement, in accordance with the instructions given by all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

        11.3 Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans or of fees) unless Agent has received notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default".

In the event that Agent receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice of such receipt to each Lender (and shall give each Lender prompt notice of each such nonpayment). Agent shall (subject to Section 11.7) take such action with respect to such Default or Event of Default as shall be directed by Required Lenders, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Required Lenders or all Lenders.

        11.4 Rights as a Lender. With respect to its Commitments and the Loans made by it, Fleet Capital Corporation (and any successor acting as Agent, if any, as permitted by Section 11.8 hereof) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Fleet Capital Corporation (and any successor acting as Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with a Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Fleet Capital Corporation and its affiliates may accept fees and other consideration from a Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

        11.5 Indemnification. Without limiting a Borrower's obligations under this Agreement, Lenders agree to indemnify Agent and its affiliates, directors, officers, employees, attorneys and agents (to the extent not otherwise reimbursed by Borrowers under this Agreement or the other Loan Documents) ratably in accordance with their respective Commitments, for any and all losses, liabilities, damages or expenses (i) incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between Agent and any Lender) relating to the extensions of credit under, and the transactions contemplated by, the Loan Documents or any actual or proposed use by Borrower or any of its Subsidiaries of the proceeds of any such extensions of credit (or arising under any Environmental Law as provided in Section 12.2), including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings and (ii) otherwise payable or reimbursable by Borrowers to Agent under this Agreement or the other Loan Documents but not paid or reimbursed by or on behalf of Borrowers when due (but excluding in any such case any such losses, liabilities, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        11.6 Nonreliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of any Loan Document or any other document referred to or provided for in any Loan Document or to inspect the Properties or books of Borrowers or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Agent under this Agreement, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrowers or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of Agent or any of its affiliates.

        11.7 Failure to Act. Except for action expressly required of Agent under the Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

        11.8 Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by notice to Lenders and Borrowers. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. Any successor Agent shall have a net worth of at least $250,000,000. If no successor Agent shall have been appointed by Required Lenders and have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        11.9 Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement agrees that, in the event it shall hold any monies or other investments on account of Borrowers, such monies or other investments shall be held in the name and under the control of such Lender, and such Lender shall hold such monies or other investments as a collateral sub-agent for Agent under this Agreement and the other Loan Documents. Borrowers by their execution and delivery of this Agreement hereby consents to the foregoing.

        11.10 Communications by Borrower. Except as otherwise provided in this Agreement, Borrowers' communications with respect to the Loan Documents shall be with the Agent.

SECTION 12. MISCELLANEOUS

        12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and any of its duly authorized representatives or agents) as Borrowers' true and lawful attorney (and agent-in-fact) and Agent may (or such Persons designated by Agent may), without notice to Borrowers and in either Borrowers' or Agent's name, but at the cost and expense of Borrowers:

            12.1.1 At such time or times as Agent (or any such duly authorized representatives or agents of Agent), in its sole discretion, may determine, endorse Borrowers' name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession or control of Agent or any Lender.

            12.1.2 At such time or times upon or during the continuance of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrowers' rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign a Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to a Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate;
(vii) endorse the name of a Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent, for the benefit of Lenders ratably in accordance with their respective Commitments, on account of the Obligations; (viii) endorse the name of a Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use a Borrower's stationery and sign the name of a Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrowers' obligations under this Agreement.

        12.2 Indemnity. Borrowers hereby agree to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent or Lenders (including reasonable attorneys fees and legal expenses) as the result of Borrowers' failure to observe, perform or discharge Borrowers' duties hereunder. In addition, Borrowers shall defend Agent and Lenders against and save them harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or Lenders by virtue of Agent's and Lenders' being party to this Agreement by any Person under any Environmental Laws or similar laws by reason of Borrowers' or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement. Nothing in this Section shall require the Borrowers to indemnify the Agent or any Lender against any loss, damage, suit, action or other liability or expense to the extent that such claims under this indemnity are the result of the gross negligence or willful misconduct of such Lender or Agent.

        12.3 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and the other Loan Documents may be modified or supplemented only by an instrument in writing signed by Borrowers, Agent and Required Lenders, or by Borrowers and Agent acting with the written consent of Required Lenders, and any provision of this Agreement and the other Loan Documents may be waived by Agent and Required Lenders or by Agent acting with the written consent of Required Lenders; provided that the following shall require consent of 100% of the Lenders: (1) increase in Commitment; (2) decreases in interest rates or fees; (3) extension of final maturity; (4) release of substantial portions of the Collateral; (5) changes in the percentage constituting Required Lenders and (6) increases in advance rate. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon Agent, Lenders and Borrowers, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

        12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.5 Assignments and Participations.

             12.5.1 Borrowers may not assign any of its rights or obligations under this Agreement without the prior consent of the Required Lenders and Agent. Any attempted or purported assignment in contravention of the preceding sentence shall be null and void.

             12.5.2 Each Lender may (with the consent of Borrowers, unless such assignment is to another Lender or a subsidiary, sister company or parent of any Lender, each of whom shall be an Eligible Assignee (as defined below), or unless an Event of Default shall have occurred and be continuing, in which case Borrowers' consent shall not be required) assign all or any part of its Loans and its Commitments (but only with the consent of Agent and only pro rata among all of the various Loans and Commitments to the Borrowers), together with, in any such case, its related rights, remedies, powers and privileges under the Loan Documents; provided that (i) any such partial assignment shall be in an amount at least equal to $10,000,000 and the assigning Lender shall have a retained interest at least equal to $10,000,000; (ii) each such assignment by a Lender of its Loans and Commitments shall be made in such manner so that the same portion of its Loans and Commitments is assigned to the respective assignee; (iii) the assigning Lender or the respective assignee shall have paid to Agent an assignment fee of $5,000; and (iv) such assignment, other than to another Lender, or a subsidiary, sister company or parent of any Lender, shall be to an Eligible Assignee (as defined below). Upon execution and delivery by the assignee to Borrowers and Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" under this Agreement (if not already a Lender) having the Commitment or Commitments and Loans specified in such instrument, and upon the consent of Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of Agent), the obligations, rights and benefits of a Lender under the Loan Documents holding the Commitment or Commitments and Loans assigned to it (in addition to the Commitment or Commitments and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment or Commitments so assigned. Any Lender may sell participations in its Loans and Commitments, but only on terms acceptable to Agent in its reasonable discretion.

                  An Eligible Assignee is (a) a commercial bank organized under the laws of the United States of America, or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof; (c) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) a commercial finance company or finance subsidiary of a corporation organized under the laws of the United States of America, or any state thereof; (f) an insurance company organized under the laws of the United States of America, or any state thereof; provided that in the case of any such organization listed in (a) through (f) above, such organization shall have a combined capital and surplus in excess of $250,000,000.

            12.5.3 In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.5, any Lender may assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations under the Loan Documents.

            12.5.4 A Lender may furnish any information concerning Borrowers or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

            12.5.5 Notwithstanding anything in this Section 12.5 to the contrary, no Lender may assign or participate to Borrowers or any of its Affiliates or Subsidiaries any interest in any Obligation or Commitment (or any related rights, remedies, powers or privileges) without the prior written consent of each Lender and Agent.

        12.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.7 Successors and Assigns. This Agreement, the Other Agreement and the Security Documents shall be binding upon and inure to the benefit of the successors and permitted assigns of Borrowers, Agent and Lenders.

        12.8 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        12.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

        12.10 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:



        If to Agent:                Fleet Capital Corporation
                                    15260 Ventura Boulevard
                                    Suite 400
                                    Sherman Oaks, California 91403
                                    Attention:  Loan Administration Manager
                                    Facsimile No.:  (818) 382-4291

        With a copy to:             Orrick, Herrington & Sutcliffe LLP
                                    777 South Figueroa Street - 32nd Floor
                                    Los Angeles, California 90017
                                    Attention: Gary D. Samson, Esq.
                                    Facsimile No.: (213) 612-2499


        If to Lenders:              As specified below its name on Annex 1

        If to either Borrower:      Restoration Hardware, Inc.
                                    4040 Civic Center Drive, Suite 410
                                    San Rafael, California 94903
                                    Attention:  Thomas E. Low
                                                Chief Financial Officer
                                    Facsimile No.:  (415) 507-7469

        and                         The Michaels Furniture Company, Inc.
                                    c/o Restoration Hardware, Inc.
                                    4040 Civic Center Drive, Suite 410
                                    San Rafael, California 94903
                                    Attention: Thomas E. Low
                                               Chief Financial Officer
                                    Facsimile No.:  (415) 507-7469

        With a copy to:             Brobeck, Phleger & Harrison LLP
                                    Two Embarcadero Place
                                    2200 Geng Road
                                    Palo Alto, California 94303
                                    Attention:  Therese A. Mrozek, Esq.
                                    Facsimile No.: (650) 496-2885

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.10; provided, however, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent.

        12.11 Certain Consents. Whenever the consent of Agent or Lenders is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent and Lenders, as the case may be, shall, except as otherwise expressly provided herein or in the other Loan Documents, be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition such consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

        12.12 Credit Inquiries. Borrowers hereby authorize and permit Agent and Lenders to respond to usual and customary credit inquiries from third parties concerning Borrowers or any of their Subsidiaries.

        12.13 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

        12.14 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

        12.15 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

        12.16 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN LOS ANGELES, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN CALIFORNIA, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF THE LIEN OF THE AGENT AND LENDERS UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S AND LENDERS' OTHER REMEDIES IN RESPECT

OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWERS OR LENDERS, BORROWERS HEREBY CONSENT AND AGREE THAT THE SUPERIOR COURT OF LOS ANGELES COUNTY, OR, AT THE OPTION OF AGENT OR ANY LENDER, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS AND AGENT AND/OR LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE IN ANY MANNER PERMITTED PURSUANT TO SECTION 12.9 TO BORROWERS AT THE ADDRESSES SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

        12.17 WAIVERS BY BORROWERS. BORROWERS WAIVE (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL: (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR SUCH LENDER MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT

OR ANY LENDER TO EXERCISE ANY OF AGENT'S OR SUCH LENDER'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. BORROWERS ACKNOWLEDGE THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. BORROWERS WARRANT AND REPRESENT THAT THEY HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties in Los Angeles, California as of the day and year specified at the beginning of this Agreement.



                                    RESTORATION HARDWARE, INC.
                                    ("Borrower")



                                    By  Tom Low
                                        ---------------------------------------
                                        Title CFO SVP
                                              ---------------------------------


                                    THE MICHAELS FURNITURE COMPANY, INC.
                                    ("Borrower")



                                    By  Tom Low
                                        ---------------------------------------
                                        Title CFO VP
                                              ---------------------------------


                                    FLEET CAPITAL CORPORATION
                                    (as "Agent")



                                    By
                                        ---------------------------------------
                                        Title
                                              ---------------------------------



                             [signatures continued]

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties in Los Angeles, California as of the day and year specified at the beginning of this Agreement.



                                    RESTORATION HARDWARE, INC.
                                    ("Borrower")



                                    By
                                        ---------------------------------------
                                        Title
                                              ---------------------------------


                                    THE MICHAELS FURNITURE COMPANY, INC.
                                    ("Borrower")



                                    By
                                        ---------------------------------------
                                        Title
                                              ---------------------------------


                                    FLEET CAPITAL CORPORATION
                                    (as "Agent")



                                    By  Matt Van Steenhuyse
                                        ---------------------------------------
                                        Title Senior Vice President
                                              ---------------------------------



                             [signatures continued]

                                    "Lenders"

                                    FLEET CAPITAL CORPORATION



                                    By  [SIGNATURE ILLEGIBLE]
                                        ---------------------------------------
                                        Title Senior Vice President
                                              ---------------------------------

                                                                         Annex 1


        Addresses for Notices, Payment Accounts and Commitments of Lenders


                                   COMMITMENT



FLEET CAPITAL CORPORATION               $ 100,000,000     Revolving Credit Loans
                                           20,000,000     Convertible Term Loans*
                                            5,000,000     Letters of Credit*




        Address for Notices                                           Payment Account
        -------------------                                           ---------------
Fleet Capital Corporation                                  Fleet National Bank of Connecticut
15260 Ventura Boulevard                                    777 Main Street
Suite 400                                                  Hartford, Connecticut  06115-2000
Sherman Oaks, California 91403                             ABA No.:  011900445
Attention: Loan Administration Manager                     Account No.: 937-001-4304
Telephone:  818-282-4200                                   Re:   Restoration Hardware, Inc.
Facsimile:  818-382-4291




--------------------------------------------------------------------------------
*NOTE: The Convertible Term Loan Commitments and Letter of Credit Commitments are sublines of the aggregate $100,000,000 Commitment.



                                   Annex 1 - 1

                                   APPENDIX A

                               GENERAL DEFINITIONS



        When used in the Fifth Amended and Restated Loan and Security Agreement dated as of February 2, 2000, by and among Restoration Hardware, Inc., The Michaels Furniture Company, Inc., the Lenders referred to therein, and Fleet Capital Corporation, as Agent for such Lenders, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                Account Debtor - any Person who is or may become obligated under or on account of an Account.

                Accounts - all accounts, contract rights, chattel paper (including Borrowers' interest in any Equipment leases), instruments and documents, whether now owned or hereafter created or acquired by a Borrower or in which a Borrower now has or hereafter acquires any interest.

                Actual/Projected EBITDA Percentage - as of any determination date, the quotient of (i) Borrowers' EBITDA for preceding 12 months divided by (ii) Borrowers' projected EBITDA for the corresponding time period, as set forth on the projections attached hereto as Exhibit 2.1.1, as such Exhibit may from time to time be updated with Agent's and all Lenders approval.

                Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person (or in the case of a Person which is not a corporation, 5% or more of the equity interest); or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

                Agreement - the Fifth Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Annexes and Exhibits thereto and this Appendix A.

                Availability - at any date of determination, the amount of money which a Borrower would be entitled to borrow from time to time as Revolving Credit Loans pursuant to the terms of the Agreement.

                Bank - Fleet National Bank, its successors and assigns.

                Base Rate - the rate of interest generally announced or quoted by Bank from time to time as its base rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and if such base rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.



                                 Appendix A - 1

                Base Rate Loans - the Base Rate Portion of the Revolving Credit Loans and the Convertible Term Loans.

                Base Rate Portion - the portion of any Revolving Credit Loan or Convertible Term Loan which bears interest based upon the Base Rate.

                Borrowing Base - as at any date of determination thereof, an amount equal to the sum of:

                        (a) up to 70% of the cost value of Eligible Inventory of
                Restoration (provided that if Agent shall determine to conduct an appraisal (which, provided no Event of Default has occurred and is continuing, shall not be more frequently than quarterly), such cost value shall not exceed 85% of the average net liquidation value of such Eligible Inventory, as determined by Agent based upon an appraisal); plus

                        (b) up to 25% of the cost value of Eligible Inventory of
                Michaels; plus

                        (c) up to 85% of the value of Eligible Accounts of
                Michaels.

        Provided, not more than $10,000,000 in the aggregate may be borrowed under (b) and (c) above.

                Business Day - (i) when used with respect to the LIBOR Option, shall mean a day on which dealings may be effected in deposits of United States dollars in the London interbank foreign currency deposits market and on which Lenders are conducting and other banks may conduct business in London, England, in the State of California and in the State of Connecticut and (ii) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or the State of Connecticut or is a day on which banking institutions located in either of such states are closed.

                Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

                Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Revolving Credit Loans are made under the Agreement.

                Code - the Uniform Commercial Code as adopted and in force in the State of California or other applicable jurisdiction as from time to time in effect.



                                 Appendix A - 2

                Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

                Commitment - for each Lender, the obligation of such Lender to make Revolving Credit Loans and Convertible Term Loans to Borrowers and to issue or participate in Letters of Credit for the benefit of Borrowers in an aggregate amount at any one time outstanding up to but not exceeding the respective amounts set forth opposite the name of such Lender on Annex 1 as its Commitment. The aggregate Commitment of Lenders as of the date hereof is $100,000,000.

                Commitment Percentage - with respect to any Lender, the ratio of
        (i) the amount of the Commitment of such Lender to (ii) the aggregate amount of the Commitments of all of the Lenders.

                Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                Convertible Term Loan - as defined in Section 1.3.

                Current Assets - at any date means the amount of all of the current assets of a Person which would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

                Current Liabilities - at any date means the amount of all of the current liabilities of a Person which would be properly classified as current liabilities shown on a balance sheet at such date in accordance with GAAP.

                Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                Default Rate - as defined in subsection 2.1.3 of the Agreement.

                Discretionary Extension - as defined in subsection 3.1.4 of the Agreement.

                Distribution - in respect of any corporation means and includes:
        (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions consisting of such stock) and
        (ii) the redemption or acquisition by such corporation of its Securities unless made from the net proceeds of the sale of such corporation's Securities.

                Dominion Account - a special account of Agent established by a Borrower pursuant to the Agreement at a bank selected by a Borrower, but reasonably acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes, and in which Agent shall, after delivery of a notice of Event of Default to such bank, have a duly perfected security interest.


                                 Appendix A - 3

                EBITDA - net income of a Borrower plus interest expense, tax expense, depreciation, amortization and other non-cash charges, as determined in accordance with GAAP.

                Eligible Accounts - such Accounts of Michaels arising in the ordinary course of Michaels' business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                (i) it arises out of a sale made by Michaels to an Affiliate of Michaels (including Restoration) or to a Person controlled by an Affiliate of Michaels; or

                (ii) it is due or unpaid for more than 60 days from due date or 90 days after the original invoice date; or

                (iii) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

                (iv) the total unpaid Accounts of the Account Debtor exceed 10% of the net amount of all Eligible Accounts, to the extent of such excess; or

                (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached and such breach could reasonably be expected to impair the collectability in full of such Account ; or

                (vi) the Account Debtor is also Michaels creditor or supplier, and the Account Debtor has disputed liability with respect to such Account, and the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Michaels, or the Account otherwise is or may become subject to any right of setoff by an Account Debtor who is also Michaels creditor or supplier; or

                (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                (viii) it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; or



                                 Appendix A - 4

                (ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

                (x) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Michaels assigns its right to payment of such Account to Agent (for the benefit of the Lenders), in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

                (xi) the Account is subject to a Lien other than a Permitted Lien; or

                (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed in full by Michaels and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                (xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

                (xiv) Michaels has made any agreement with the Account Debtor for any deduction therefrom, including for finance charges and reserves for rebates and advertising, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                (xv) Michaels has made an agreement with the Account Debtor to extend the time of payment thereof.

                Eligible Inventory - such Inventory of a Borrower (other than packaging materials and supplies) which Agent, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

                (i) it does not consist of finished goods including freight and import costs (or in the case of Restoration, prepaid inventory, subject to a limit of $10,000,000 on advances against such prepaid inventory) that are, in Agent's opinion, readily marketable in their current form; or

                (ii) it is not in good, new and saleable condition; or

                (iii) it is slow-moving, obsolete or unmerchantable; or

                (iv) it does not meet all standards imposed by any governmental agency or authority; or

                (v) it does not conform in all respects to the applicable warranties and representations set forth in the Agreement,



                                 Appendix A - 5

                (vi) it is not at all times subject to (x) the duly perfected, first priority security interest of Agent and Lenders and (y) no other Lien except a Permitted Lien; or

                (vii) it is in transit (other than to or between a Borrower's domestic United States locations set forth on Exhibit 6.1.1 (in all cases, where a Borrower has title)) or, if not in transit, it is not situated at a domestic United States location in compliance with the Agreement.

                Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

                Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in a Borrower's business or owned by a Borrower or in which a Borrower has an interest, whether now owned or hereafter acquired by a Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

                ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

                Event of Default - as defined in Section 10.1 of the Agreement.

                Fee Letter - means that certain fee letter agreement dated the date hereof among Borrowers and Agent.

                Funded Debt - means the Obligations and any other Indebtedness of Borrowers for money borrowed.

                GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

                General Intangibles - all intangible personal property of a Borrower (including things in action and tax refunds) other than goods, Accounts, chattel paper, documents, instruments and money, whether now owned or hereafter created or acquired by a Borrower, including without limitation, all trademarks (including associated goodwill), patents and copyrights, and applications and registrations for any of the foregoing, and all TI Accounts.

                Indebtedness - as applied to a Person means, without duplication:

                (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,



                                 Appendix A - 6

                (ii) all obligations of other Persons which such Person has guaranteed, limited in each case as to amount to the lesser of the maximum liability of such Person under such guarantee and the amount of the obligations so guaranteed,

                (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

                (iv) in the case of a Borrower (without duplication), the Obligations.

                Internal Revenue Code - the Internal Revenue Code of 1986, as amended, and all rules and regulations from time to time promulgated thereunder.

                Inventory - all of a Borrower's inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by a Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in such Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by such Borrower.

                LC Amount - as defined in Section 1.2 of the Agreement.

                Legal Requirement - any requirement imposed upon any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

                Letters of Credit - as defined in Section 1.2 of the Agreement.

                LIBOR Loans - Revolving Credit Loans and Convertible Term Loans that bear interest based upon a LIBOR Rate.

                LIBOR Option - the option granted pursuant to Section 2.3 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans and the Convertible Term Loans based on a LIBOR Rate.

                LIBOR Period - any period of one month, two months, three months or six months commencing on a Business Day, selected as provided in subsection 2.3(i); provided, however that no LIBOR Period shall extend beyond the last day of the Original Term or any Renewal Term, unless Borrowers and Agent have agreed to an extension of the Original Term or Renewal Term, whichever is applicable, beyond the expiration of the LIBOR Period in question; and provided further, that no LIBOR Period may be selected if prepayment of the LIBOR Portion in question would be required in order for Borrower to make a regularly scheduled payment of principal. If any LIBOR Period so



                                 Appendix A - 7
        selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by Agent in accordance with the then current banking practice in London; provided, that a Borrower shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by Agent of the LIBOR Period shall, in the absence of manifest error, be conclusive.

                LIBOR Portion - that portion of the Revolving Credit Loans or Convertible Term Loans specified in a LIBOR Request (including any portion of Loans which is being borrowed by a Borrower concurrently with and specified by such Borrower to be included in such LIBOR Request) being not less than $1,000,000 and an integral multiple of $100,000 and which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in
        Section 2.3 hereof.

                LIBOR Rate - with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1% equal to the product of (i) the Base LIBOR Rate (as hereinafter defined) multiplied by (ii) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/16 of 1% the next higher 1/16 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion specified in the applicable LIBOR Request are offered to Lenders by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by Agent of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

                LIBOR Request - a notice in writing (or by telephone confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from a Borrower to Agent requesting that interest on a Revolving Credit Loan or Convertible Term Loan or portion thereof be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term; and (iii) the dollar amount of the LIBOR Portion consistent with the definition of such term.

                Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of--way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.



                                 Appendix A - 8

                Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

                Loan Documents - the Agreement, the Fee Letter, the Other Agreements and the Security Documents.

                Loans - all loans, advances and credit accommodations of any kind (including, without limitation, the issuance, extension, and renewal of Letters of Credit) made or issued by Lenders pursuant to the Agreement.

                Material Adverse Effect - a material adverse effect on the business, operations, financial condition or prospects of a Borrower and its Subsidiaries, if any, taken as a whole.

                Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to a Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to a Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of a Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower.

                Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                Obligations - all Loans, Letters of Credit, and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from a Borrower to Agent and Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

                Original Term - as defined in Section 4.1 of the Agreement.

                Other Agreements - any and all agreements, instruments, consent, waivers (including landlord waivers and mortgagee waivers) and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by a Borrower, any Subsidiary of a Borrower or any other third party and delivered to Agent and Lenders in respect of the transactions contemplated by the Agreement.

                Overadvance - the amount, if any, by which (i) the aggregate outstanding principal amount of Revolving Credit Loans and Convertible Terms Loans plus the LC Amount exceeds (ii) the Borrowing Base.



                                 Appendix A - 9

                Participating Lender - each Person who shall be granted the right by a Lender to participate in any of the Revolving Credit Loans and Convertible Term Loans and Letters of Credit described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Agent and such Lender.

                Permitted Liens - any Lien of a kind specified in subsection
        8.2.5 of the Agreement.

                Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of a Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations and operating lease obligations (exclusive of lease obligations for Restoration's store leases) of such Borrower at the time outstanding, does not exceed, in the case of Restoration, $10,000,000 or, in the case of Michaels, $1,250,000. For purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

                Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof, or any other entity.

                Plan - an employee benefit plan now or hereafter maintained for employees of a Borrower that is covered by Title IV of ERISA.

                Projections - A Borrower's forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with a Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness including lease obligations (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

                Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

                Renewal Terms - as defined in Section 4.1 of the Agreement.



                                Appendix A - 10

                Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                Required Lenders - Lenders having in excess of 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding in excess of 50% of the aggregate unpaid principal amount of the Loans.

                Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                (i) Property to be used in the ordinary course of business;

                (ii) Current Assets arising from the sale of goods and services in the ordinary course of business of a Borrower and its Subsidiaries;

                (iii) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                (iv) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000;

                (v) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

                (vi) investments in wholly-owned Subsidiaries to the extent in effect on the date of this Agreement, and up to $2,500,000 in additional investments in Canadian Subsidiaries of Restoration; and

                (vii) security deposits and escrow deposits required pursuant to real property lease agreements.

                Revolving Credit Loans - loans (including Discretionary Extensions) made by Lenders as provided in subsection 1.1.1 of the Agreement. Revolving Credit Loans may be Base Rate Loans or LIBOR Loans.

                Schedule of Accounts - as defined in subsection 6.2.1 of the Agreement.

                Security - as defined in Section 2(1) of the Securities Act of 1933, as amended.

                Security Documents - all instruments, assignments (including with respect to Collateral described in Section 5.1(vi) of the Agreement, and including assignments of



                                Appendix A - 11

        UCC filings and landlord waivers) and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its current business and transactions and all business and transactions in which it is about to engage.

                Statutory Reserves - a fraction (expressed as a decimal) the numerator of which is the number one, and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which Bank or any Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under Regulation D. LIBOR Revolving Credit Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Bank or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                Stock Purchase Agreement - means that certain Stock Purchase Agreement dated as of March 20, 1998 between Restoration and Michael Vermillion.

                Subordinated Debt - Indebtedness of a Borrower that is subordinated to the Obligations in a manner and pursuant to an agreement satisfactory to Agent.

                Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

                Tax - in relation to any LIBOR Revolving Credit Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by a Lender and/or (2) to be withheld or deducted from any payment otherwise required hereby to be made by a Borrower to a Lender; provided, that the term "Tax" shall not include any taxes imposed upon the gross or net income of a Lender by the United States of America, United Kingdom or any political subdivision thereof.

                TI Accounts - obligations of lessors to Restoration for tenant improvements relating to Restoration's leased store locations.

                Total Credit Facility - $100,000,000.



                                Appendix A - 12

                Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                Working Capital - At any date the remainder of (i) Current Assets minus (ii) the sum of (A) Current Liabilities plus (B) the principal amount of Revolving Credit Loans and Convertible Term Loans outstanding and the L/C Amount at such date.

                OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

                ACCOUNTING TERMS. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.





                                Appendix A - 13